Exhibit 99.2

Audited consolidated balance sheets of Smurfit-Stone as of December 31, 2010 and December 31, 2009, and the audited consolidated statements of operations and consolidated statements of cash flows of Smurfit-Stone for the six months ended December 31, 2010 and June 30, 2010, and the years ended December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Smurfit-Stone Container Corporation, Inc.

We have audited Smurfit-Stone Container Corporation, Inc.’s (the Company’s) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Smurfit-Stone Container Corporation, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010 (Successor), based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2010 (Successor) and 2009 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the six-month period ended December 31, 2010 (Successor), six-month period ended June 30, 2010 (Predecessor) and years ended December 31, 2009 and 2008 (Predecessor). Our report dated February 15, 2011, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Ernst & Young LLP

St. Louis, Missouri

February 15, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Smurfit-Stone Container Corporation, Inc.

We have audited the accompanying consolidated balance sheets of Smurfit-Stone Container Corporation, Inc. (the Company) as of December 31, 2010 (Successor) and 2009 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the six-month period ended December 31, 2010 (Successor), six-month period ended June 30, 2010 (Predecessor) and years ended December 31, 2009 and 2008 (Predecessor). Our audits also included the financial statement schedule listed in the Index at item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Smurfit-Stone Container Corporation, Inc. at December 31, 2010 (Successor) and 2009 (Predecessor), and the consolidated results of its operations and its cash flows for the six-month period ended December 31, 2010 (Successor), six-month period ended June 30, 2010 (Predecessor) and years ended December 31, 2009 and 2008 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, on June 21, 2010, the Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on June 30, 2010. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods, as described in Note 1.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Smurfit-Stone Container Company, Inc.’s internal control over financial reporting as of December 31, 2010 (Successor), based on criteria established in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 15, 2011, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Ernst & Young LLP

St. Louis, Missouri

February 15, 2011

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, (In millions, except share data)	Successor 2010	Predecessor 2009
Assets
Current assets
Cash and cash equivalents	$449	$704
Restricted cash		9
Receivables, less allowances of $16 in 2010 and $24 in 2009	765	615
Receivable for alternative energy tax credits	11	59
Inventories
Work-in-process and finished goods	140	105
Materials and supplies	356	347

	496	452
Refundable income taxes	6	23
Prepaid expenses and other current assets	24	43

Total current assets	1,751	1,905
Net property, plant and equipment	4,374	3,081
Deferred income taxes		23
Goodwill	100
Intangible assets, net	75
Other assets	159	68

	$6,459	$5,077

Liabilities and Stockholders’ Equity (Deficit)
Liabilities not subject to compromise
Current liabilities
Current maturities of long-term debt	$39	$1,354
Accounts payable	503	387
Accrued compensation and payroll taxes	180	145
Interest payable	3	12
Other current liabilities	86	164

Total current liabilities	811	2,062
Long-term debt, less current maturities	1,155
Pension and postretirement benefits, net of current portion	1,300
Other long-term liabilities	129	117
Deferred income taxes	453

Total liabilities not subject to compromise	3,848	2,179
Liabilities subject to compromise		4,272

Total liabilities	3,848	6,451
Stockholders’ equity
Successor preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued and outstanding in 2010
Successor common stock, par value $.001 per share; 150,000,000 shares authorized; 91,793,836 issued and outstanding in 2010
Predecessor preferred stock, aggregate liquidation preference of $126; 25,000,000 shares authorized; 4,599,300 issued and outstanding in 2009		104
Predecessor common stock, par value $.01 per share; 400,000,000 shares authorized, 257,482,839 outstanding in 2009		3
Additional paid-in capital	2,366	4,081
Retained earnings (deficit)	114	(4,883)
Accumulated other comprehensive income (loss)	131	(679)

Total stockholders’ equity (deficit)	2,611	(1,374)

	$6,459	$5,077

See notes to consolidated financial statements.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
(In millions, except per share data)	2010	2010	2009	2008
Net sales	$3,262	$3,024	$5,574	$7,042
Costs and expenses
Cost of goods sold	2,723	2,763	5,023	6,338
Selling and administrative expenses	270	294	569	645
Restructuring expense	25	15	319	67
Goodwill and intangible asset impairment charges				2,761
(Gain) loss on disposal of assets	(1)		3	(5)
Other operating income		(11)	(633)

Operating income (loss)	245	(37)	293	(2,764)
Other income (expense)
Interest expense, net	(45)	(23)	(265)	(262)
Debtor-in-possession debt issuance costs			(63)
Loss on early extinguishment of debt			(20)
Foreign currency exchange gains (losses)		3	(14)	36
Other, net	2	4	14	(5)

Income (loss) before reorganization items and income taxes	202	(53)	(55)	(2,995)
Reorganization items income (expense), net	(12)	1,178	40

Income (loss) before income taxes	190	1,125	(15)	(2,995)
(Provision for) benefit from income taxes	(76)	199	23	177

Net income (loss)	114	1,324	8	(2,818)
Preferred stock dividends and accretion		(4)	(11)	(12)

Net income (loss) attributable to common stockholders	$114	$1,320	$(3)	$(2,830)

Basic earnings per common share
Net income (loss) attributable to common stockholders	$1.13	$5.12	$(.01)	$(11.01)

Weighted average shares outstanding	100	258	257	257

Diluted earnings per common share
Net income (loss) attributable to common stockholders	$1.13	$5.07	$(.01)	$(11.01)

Weighted average shares outstanding	100	261	257	257

See notes to consolidated financial statements.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In millions, except share data)
			Preferred Stock
	Number of Shares	Par Value, $.01	Number of Shares	Amount	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2008 (Predecessor)	256,201,779	$3	4,599,300	$97	$4,066	$(2,058)	$(253)	$1,855
Comprehensive income (loss)
Net loss						(2,818)		(2,818)
Other comprehensive income (loss)
Deferred hedge adjustments, net of tax benefit of $22							(34)	(34)
Foreign currency translation adjustment, net of tax benefit of $4							(6)	(6)
Employee benefit plan liability adjustments, net of tax benefit of $241							(401)	(401)

Comprehensive income (loss)								(3,259)
Issuance of common stock under stock option and restricted stock plans	885,517				7			7
Preferred stock dividends and				4		(12)		(8)

Balance at December 31, 2008 (Predecessor)	257,087,296	3	4,599,300	101	4,073	(4,888)	(694)	(1,405)
Comprehensive income (loss)
Net income						8		8
Other comprehensive income (loss)
Deferred hedge adjustments, net of tax expense of $23							36	36
Foreign currency translation adjustment, net of tax expense of $1							3	3
Employee benefit plan liability adjustments, net of tax benefit of $6							(24)	(24)

Comprehensive income								23
Issuance of common stock under stock option and restricted stock plans	395,543				8			8
Preferred stock accretion				3		(3)

Balance at December 31, 2009 (Predecessor)	257,482,839	3	4,599,300	104	4,081	(4,883)	(679)	(1,374)
Comprehensive income (loss)
Net income						1,324		1,324
Other comprehensive income (loss)
Deferred hedge adjustments, net of tax expense of $1							1	1
Employee benefit plan liability adjustments, net of tax expense of $0							46	46

Comprehensive income								1,371
Issuance of common stock under stock option and restricted stock plans	277,927				3			3
Cancellation of Predecessor common stock	(257,760,766)	(3)						(3)
Cancellation of Predecessor preferred stock			(4,599,300)	(104)				(104)
Reorganization and fresh start accounting adjustments					(4,084)	3,559	632	107

Balance at June 30, 2010 (Predecessor)	—	—	—	—	—	—	—	—

Successor
Issuance of new equity in connection with emergence from bankruptcy	89,854,782				2,352			2,352

Balance at June 30, 2010 (Successor)	89,854,782				2,352			2,352
Comprehensive income
Net income						114		114
Other comprehensive income
Foreign currency translation adjustment, net of tax expense of $4							8	8
Employee benefit plan liability adjustments, net of tax expense of $68							123	123

Comprehensive income								245
Issuance of additional shares held in reserve	1,773,770
Issuance of common stock under stock option and restricted stock plans	165,284				14			14

Balance at December 31, 2010 (Successor)	91,793,836	$—	—	$—	$2,366	$114	$131	$2,611

See notes to consolidated financial statements.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
(In millions)	2010	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$114	$1,324	$8	$(2,818)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Non-cash goodwill and intangible asset impairment charges				2,761
Loss on early extinguishment of debt			20
Depreciation, depletion and amortization	169	168	364	357
Debtor-in-possession debt issuance costs			63
Amortization of deferred debt issuance costs and original issue discount	5		6	7
Deferred income taxes	99	(201)	(26)	(221)
Pension and postretirement benefits	(158)	50	76	(30)
(Gain) loss on disposal of assets	(1)		3	(5)
Non-cash restructuring expense	3	7	250	21
Non-cash stock-based compensation	10	3	9	3
Non-cash foreign currency exchange (gains) losses		(3)	14	(36)
Gain due to plan effects		(580)
Gain due to fresh start accounting adjustments		(742)
Payments to settle pre-petition liabilities excluding debt		(202)
Non-cash reorganization items		101	(96)
Change in restricted cash for utility deposits	7	2	(9)
Change in operating assets and liabilities, net of effects from acquisitions and dispositions
Receivables and retained interest in receivables sold	(22)	(129)	(4)	199
Receivable for alternative energy tax credits		48	(59)
Inventories	5	1	55	3
Prepaid expenses and other current assets	23	1	(13)	3
Accounts payable and accrued liabilities	(21)	57	219	(78)
Interest payable	(2)	2	165	1
Other, net	(20)	8	49	31

Net cash provided by (used for) operating activities	211	(85)	1,094	198

Cash flows from investing activities
Expenditures for property, plant and equipment	(106)	(83)	(172)	(394)
Proceeds from property disposals	9	10	48	9
Advances to affiliates, net			(15)

Net cash used for investing activities	(97)	(73)	(139)	(385)

Cash flows from financing activities
Proceeds from exit credit facilities		1,200
Original issue discount		(12)
Proceeds from debtor-in-possession financing			440
Repayments of debtor-in-possession financing			(440)
Net borrowings (repayments) of long-term debt	(7)	(1,347)	71	314
Repurchase of receivables			(385)
Debtor-in-possession debt issuance costs			(63)
Debt issuance costs on exit credit facilities and other financing costs		(47)
Preferred dividends paid				(8)

Net cash provided by (used for) financing activities	(7)	(206)	(377)	306

Effect of exchange rate changes on cash	2

Increase (decrease) in cash and cash equivalents	109	(364)	578	119
Cash and cash equivalents
Beginning of period	340	704	126	7

End of period	$449	$340	$704	$126

See notes to consolidated financial statements.

SMURFIT-STONE CONTAINER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions, except share data)

1. Bankruptcy Proceedings

Chapter 11 Bankruptcy Filings

On January 26, 2009 (the “Petition Date”), Smurfit-Stone Container Corporation (“SSCC” or the “Company”) and its U.S. and Canadian subsidiaries (collectively, the “Debtors”) filed a voluntary petition (the “Chapter 11 Petition”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court in Wilmington, Delaware (the “U.S. Court”). On the same day, the Company’s Canadian subsidiaries also filed to reorganize (the “Canadian Petition”) under the Companies’ Creditors Arrangement Act (the “CCAA”) in the Ontario Superior Court of Justice in Canada (the “Canadian Court”). The Company’s operations in Mexico and Asia and certain U.S. and Canadian legal entities (the “Non-Debtor Subsidiaries”) were not included in the filings and continued to operate outside of the Chapter 11 and CCAA processes. As described below, on June 21, 2010, the U.S. Court entered an order (“Confirmation Order”) approving and confirming the Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors (“Plan of Reorganization”). The Company emerged from its Chapter 11 and CCAA bankruptcy proceedings on June 30, 2010 (“Effective Date”). As of the Effective Date and pursuant to the Plan of Reorganization, the Company merged with and into its wholly-owned subsidiary, Smurfit-Stone Container Enterprises, Inc. (“SSCE”). SSCE changed its name to Smurfit-Stone Container Corporation and became the Reorganized Smurfit-Stone Container Corporation (“Reorganized Smurfit-Stone”).

The term “Predecessor” refers only to the Company and its subsidiaries prior to the Effective Date, and the term “Successor” refers only to the Reorganized Smurfit-Stone and its subsidiaries subsequent to the Effective Date. Unless the context indicates otherwise, the terms “SSCC” and the “Company” are used interchangeably in this Annual Report on Form 10-K to refer to both the Predecessor and Successor Company.

Until emergence on the Effective Date, the Debtors were operating as debtors-in-possession under the jurisdiction of the U.S. Court and the Canadian Court (the “Bankruptcy Courts”) and in accordance with the applicable provisions of the Bankruptcy Code and the CCAA. In general, as debtors-in-possession, the Debtors were authorized to continue to operate as ongoing businesses, but could not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Courts.

Debtor-In-Possession (“DIP”) Financing

In connection with filing the Chapter 11 Petition and the Canadian Petition on the Petition Date, the Company and certain of its affiliates entered into a Post-Petition Credit Agreement (the “DIP Credit Agreement”) on January 28, 2009. Amendments to the DIP Credit Agreement were entered into on February 25 and 27, 2009.

The DIP Credit Agreement, as amended, provided for borrowings up to an aggregate committed amount of $750 million, consisting of a $400 million U.S. term loan (“U.S. DIP Term Loan”) for borrowings by SSCE; a $35 million Canadian term loan (“Canadian DIP Term Loan”) for borrowings by Smurfit-Stone Container Canada Inc. (“SSC Canada”); a $250 million U.S. revolving loan (“U.S. DIP Revolver”) for borrowings by SSCE and/or SSC Canada; and a $65 million Canadian revolving loan (“Canadian DIP Revolver”) for borrowings by SSCE and/or SSC Canada.

Under the DIP Credit Agreement, on January 28, 2009, the Company borrowed $440 million, consisting of a $400 million U.S. DIP Term Loan, a $35 million Canadian DIP Term loan and $5 million from the Canadian DIP Revolver. In accordance with the terms of the DIP Credit Agreement, in January 2009 the

Company used U.S. DIP Term Loan proceeds of $360 million, net of lenders’ fees of $40 million, and Canadian DIP Term Loan proceeds of $30 million, net of lenders’ fees of $5 million, to terminate the receivables securitization programs and repay all indebtedness outstanding under the programs of $385 million and to pay other expenses of $1 million. In addition, other fees and expenses of $17 million related to the DIP Credit Agreement were paid for with proceeds of $5 million from the Canadian DIP Revolver and available cash.

The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid, were due and payable in full at maturity, which was January 28, 2010. As all borrowings under the DIP Credit Agreement were paid in full as of December 31, 2009, the Company allowed the DIP Credit Agreement to expire on the maturity date of January 28, 2010.

Reorganization Process

The Bankruptcy Courts approved payment of certain of the Company’s pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers in the ordinary course for goods received and services rendered subsequent to the filing of the Chapter 11 Petition and Canadian Petition and other business-related payments necessary to maintain the operation of the Company’s business. The Company retained legal and financial professionals to advise it on the bankruptcy proceedings.

Immediately after filing the Chapter 11 Petition and Canadian Petition, the Company notified all known current or potential creditors of the bankruptcy filings. Subject to certain exceptions under the Bankruptcy Code and the CCAA, the Company’s bankruptcy filings automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Company or its property to recover, collect or secure a claim arising prior to the filing of the Chapter 11 Petition and Canadian Petition. Thus, for example, most creditor actions to obtain possession of property from the Company, or to create, perfect or enforce any lien against its property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim were enjoined unless and until the Bankruptcy Courts lifted the automatic stay.

As required by the Bankruptcy Code, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives had a right to be heard on all matters that came before the U.S. Court with respect to the Debtors. A monitor was appointed by the Canadian Court with respect to proceedings before the Canadian Court.

Under the Bankruptcy Code, the Debtors either assumed or rejected pre-petition executory contracts, including real property leases, subject to the approval of the Bankruptcy Courts and certain other conditions. In this context, “assumption” meant that the Company agreed to perform its obligations and cure all existing defaults under the contract or lease, and “rejection” meant that it was relieved from its obligations to perform further under the contract or lease, but was subject to a pre-petition claim for damages for the breach thereof, subject to certain limitations. Any damages resulting from rejection of executory contracts and unexpired leases, and from the determination of the U.S. Court (or agreement by parties in interest) of allowed claims for contingencies and other disputed amounts, that were permitted to be recovered under the Bankruptcy Code were treated as liabilities subject to compromise unless such claims were secured prior to the Petition Date.

Plan of Reorganization and Exit Credit Facilities

In order for the Debtors to successfully emerge from bankruptcy, the Bankruptcy Courts had to confirm a plan of reorganization that satisfied the requirements of the Bankruptcy Code and the CCAA. A plan of reorganization was required to, among other things, resolve the Debtors’ pre-petition obligations, set forth the revised capital structure of the newly reorganized entity and provide for corporate governance subsequent to the Company’s exit from bankruptcy.

Plan of Reorganization

On December 1, 2009, the Debtors filed their Plan of Reorganization and Disclosure Statement (“Disclosure Statement”) with the U.S. Court. On December 22, 2009, January 27, 2010, and February 4, 2010, the Debtors filed amendments to the Plan of Reorganization and the Disclosure Statement. On March 19, 2010, the Debtors filed a supplement to the Plan of Reorganization, and on May 27, 2010, the Debtors filed the final Plan of Reorganization reflecting the resolution of certain objections by equity security holders and other non-material modifications.

On January 29, 2010, the U.S. Court approved the Debtors’ Disclosure Statement as containing adequate information for the holders of impaired claims and equity interests, who were entitled to vote to accept or reject the Plan of Reorganization.

The Plan of Reorganization was overwhelmingly approved by number and dollar amount of the required classes of creditors of each of the Debtors, with the exception of Stone Container Finance Company of Canada II (“Stone FinCo II”). Stone FinCo II was removed from the Plan of Reorganization. A meeting of creditors was held for the Canadian debtor subsidiaries on April 6, 2010, at which the necessary votes were received to confirm the Plan of Reorganization by all requisite classes of creditors other than Stone FinCo II.

The Bankruptcy Code required the U.S. Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The confirmation hearing on the Plan of Reorganization began in the U.S. Court on April 15, 2010, and concluded on May 4, 2010. A hearing was conducted in the Canadian Court on May 3, 2010, and the Canadian Court issued an order on May 13, 2010, approving the Plan of Reorganization in the CCAA proceedings in Canada.

On May 24, 2010, the Debtors announced that they reached a resolution with certain holders of the Company’s preferred and common stock that had filed objections to the confirmation of the Plan of Reorganization. On May 28, 2010, the U.S. Court approved notice procedures with respect to this resolution. On June 21, 2010, the U.S. Court entered the Confirmation Order which approved and confirmed the Plan of Reorganization. The Company emerged from its Chapter 11 and CCAA bankruptcy proceedings on June 30, 2010, the Effective Date.

As of the Effective Date, the Company substantially consummated the various transactions contemplated under the Plan of Reorganization and the Confirmation Order, including the following:

•

the Company merged with and into SSCE, with SSCE being the survivor entity and renaming itself Smurfit-Stone Container Corporation, and becoming the Reorganized Smurfit-Stone. Reorganized Smurfit-Stone is governed by a board of directors that includes Patrick J. Moore, the Company’s Chief Executive Officer, Steven J. Klinger, the Company’s former President and Chief Operating Officer until he resigned effective December 31, 2010, and nine independent directors, including a non-executive chairman selected by the Creditors’ Committee in consultation with the Debtors;

•

Reorganized Smurfit-Stone filed the Amended and Restated Certificate of Incorporation of the Company, which authorized Reorganized Smurfit-Stone to issue 160,000,000 shares, consisting of 150,000,000 shares of common stock, par value $.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”).

Reorganized Smurfit-Stone issued or reserved for issuance 100,000,000 shares of Common Stock for distribution to creditors and interest holders pursuant to the Plan of Reorganization. Under the Plan of Reorganization, the Company issued an aggregate of 91,014,189 shares of Common Stock, including 89,854,782 shares of Common Stock issued on June 30, 2010 and an additional 1,159,407 shares of Common Stock subsequently issued through August 13, 2010 (collectively, the “Initial Distribution”). None of the Preferred Stock was issued or outstanding as of the Effective Date;

•	all of the existing secured debt of the Debtors was fully repaid with cash;

•	substantially all of the general unsecured claims against SSCE, and the Company, including all of the outstanding unsecured senior notes, were exchanged for Common Stock;

•

holders of unsecured claims against SSCE of less than or equal to $10,000 received payment of 100% of such claims in cash, and eligible cash-out participants who so indicated on their ballot received the percentage amount of their allowed claim they elected to receive in cash in lieu of Common Stock;

•

holders of the Company’s 7% Series A Cumulative Exchangeable Redeemable Convertible preferred stock received a pro-rata distribution of 2,172,166 shares of Common Stock and holders of the Company’s common stock received a pro-rata distribution of 2,171,935 shares. All shares of common stock and preferred stock of the Predecessor Company were cancelled;

•

Reorganized Smurfit-Stone adopted the Equity Incentive Plan, pursuant to which, among other things, it reserved for issuance 8,695,652 shares of Common Stock representing eight percent of the fully diluted new Common Stock. In accordance with the terms of the Equity Incentive Plan, 2,895,909 stock options and 914,498 Restricted Stock Units (“RSUs”) were granted to executive officers and other key employees of Reorganized Smurfit-Stone on the Effective Date;

•

the assets of the Canadian Debtors, other than Stone FinCo II, were sold to a newly-formed Canadian subsidiary of Reorganized Smurfit-Stone free and clear of existing claims, liens and interests in exchange for (i) the repayment in cash of the secured debt obligations of the Canadian Debtors, (ii) cash to the Canadian Debtors’ unsecured creditors and (iii) the assumption of certain liabilities and obligations of the Canadian Debtors;

•

Reorganized Smurfit-Stone and its newly-formed Canadian subsidiary assumed all of the existing obligations under the qualified defined benefit pension plans in the United States and Canada sponsored by the Debtors, as well as all of the collective bargaining agreements in the United States and Canada between the Debtors and their labor unions.

On October 29, 2010, we issued an additional 648,363 shares and cancelled 34,000 shares previously issued in the Initial Distribution, leaving approximately 8.4 million shares of Common Stock held in reserve as of December 31, 2010. On January 27, 2011, the Company issued an additional 1,778,204 shares, leaving approximately 6.6 million shares of Common Stock in reserve.

From the approximately 6.6 million shares of Common Stock remaining in reserve, approximately 3.5 million shares were reserved in the Stone FinCo II Contribution Reserve and approximately 3.1 million shares remain in the SSCE Distribution Reserve for Holders of General Unsecured Claims.

On January 10, 2011, the Bankruptcy Court issued an order that disallowed the claim filed on behalf of the Holders of the Stone FinCo II Contribution Claim. Therefore, the approximately 3.5 million shares in the Stone FinCo II Contribution Reserve will not be distributed to the Holders of the Stone FinCo II Contribution Claim. Instead, the Plan of Reorganization requires that these shares in the Stone FinCo II Contribution Reserve be distributed as follows: (i) 95.5% (approximately 3.3 million shares) to the SSCE

Distribution Reserve, to be distributed to the Holders of Allowed General Unsecured Claims under the terms of the Plan of Reorganization; (ii) 2.25% (approximately 75,000 shares) to the Holders of SSCC Preferred Interests; and (iii) 2.25% (approximately 75,000 shares) to the Holders of SSCC Common Interests. The Company expects to distribute the approximately 150,000 shares for the SSCC Preferred Interests and SSCC Common Interests by March 31, 2011.

Subsequent to the SSCC Preferred Interest and SSCC Common Interest distributions, the SSCE Distribution Reserve will include approximately 6.4 million shares of Common Stock. By March 31, 2011, the Company expects to distribute a minimum of 3.5 million shares from the SSCE Distribution Reserve on a pro-rata basis to Holders of Allowed General Unsecured Claims who had previously received distributions of shares under the terms of the Plan of Reorganization. The remaining 2.9 million shares in the SSCE Distribution Reserve are being held for Holders of General Unsecured Claims that are still unliquidated or subject to dispute. These shares will be distributed as these claims are liquidated or resolved, in accordance with the Plan of Reorganization. To the extent shares remain after resolution of these claims, these excess shares will also be re-distributed on a pro-rata basis to the Holders of Allowed General Unsecured Claims who had previously received distributions.

Exit Credit Facilities

On January 14, 2010, the U.S. Court entered an order authorizing the Debtors to (i) enter into an exit term loan facility engagement and arrangement letter and fee letters, (ii) pay associated fees and expenses and (iii) furnish related indemnities. On February 1, 2010, the Company filed a motion with the U.S. Court seeking approval to enter into a senior secured term loan exit facility (the “Term Loan Facility”).

On February 16, 2010, the U.S. Court granted the motion and authorized the Company and certain of its affiliates to enter into the Term Loan Facility. On the same date, the U.S. Court also granted the Company’s February 3, 2010 motion seeking approval to enter into a commitment letter and fee letters for an asset-based revolving credit facility (the “ABL Revolving Facility”) (together with the Term Loan Facility, the “Exit Credit Facilities”). Based on such approvals, on February 22, 2010, the Company and certain of its subsidiaries entered into the Term Loan Facility that provides for an aggregate term loan commitment of $1,200 million. In addition, the Company entered into the ABL Revolving Facility with aggregate commitments of $650 million (including a $100 million Canadian Tranche) on April 15, 2010. The ABL Revolving Facility includes a $150 million sub-limit for letters of credit.

On June 30, 2010, the Term Loan Facility was funded and borrowings became available under the ABL Revolving Facility. The proceeds of the borrowings under the Term Loan Facility of $1,200 million, together with available cash, were used to repay the Company’s outstanding secured indebtedness under its pre-petition Credit Facility and pay remaining fees, costs and expenses related to and contemplated by the Exit Credit Facilities and the Plan of Reorganization. See “Fresh Start Accounting” below for sources and uses of funds. As of December 31, 2010, the Company had no borrowings under the ABL Revolving Facility and $1,194 million under the Term Loan Facility. Borrowings under the ABL Revolving Facility are available for working capital purposes, capital expenditures, permitted acquisitions and general corporate purposes. As of December 31, 2010, the Company’s borrowing base under the ABL Revolving Facility was $618 million and the amount available for borrowings after considering outstanding letters of credit was $534 million.

As of December 31, 2010, the Company also had available unrestricted cash and cash equivalents of $449 million primarily invested in money market funds at a variable interest rate of 0.13%.

Financial Reporting Considerations

Subsequent to the Petition Date, the Company applied the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganizations” (“ASC 852”), in preparing the consolidated financial statements. ASC 852 requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the bankruptcy proceedings were recorded in reorganization items in the consolidated statements of operations. In addition, pre-petition obligations that were impacted by the bankruptcy reorganization process were classified on the consolidated balance sheet at December 31, 2009 in liabilities subject to compromise.

Reorganization Items

The Company’s reorganization items directly related to the process of reorganizing the Company under Chapter 11 and the CCAA, and its emergence on June 30, 2010, as recorded in its consolidated statements of operations, consist of the following:

	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Income (Expense)
Provision for rejected/settled executory contracts and leases	$	$(106)	$(78)
Professional fees	(12)	(43)	(56)
Accounts payable settlement gains		5	11
Reversal of accrued post-petition unsecured interest expense			163
Gain due to plan effects		580
Gain due to fresh start accounting adjustments		742

Total reorganization items	$(12)	$1,178	$40

In addition, an income tax benefit of $200 million related to the effects of the plan of reorganization and application of fresh start accounting was recorded in the six months ended June 30, 2010, primarily related to adjustments for cancellation of indebtedness, valuation allowances and unrecognized tax benefits.

Professional fees directly related to the reorganization include fees associated with advisors to the Company, the Creditors’ Committee and certain secured creditors. During the six months ended December 31, 2010, the Company continued to incur costs related to professional fees that are directly attributable to the reorganization.

Net cash paid for reorganization items related to professional fees for the six months ended December 31, 2010 and June 30, 2010, and the year ended December 31, 2009 totaled $38 million, $32 million, and $41 million, respectively.

Reorganization items exclude employee severance and other restructuring charges recorded during 2010 and 2009.

Interest expense recorded on the Predecessor unsecured debt subsequent to the Petition Date was zero for the six months ended June 30, 2010 and $163 million for the year ended December 31, 2009. Contractual interest expense on unsecured debt was $98 million and $196 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. Under the Plan of Reorganization, interest expense on the unsecured senior notes subsequent to the Petition Date was not paid. In the fourth quarter of 2009, the Company concluded it was not probable that interest expense on the Predecessor unsecured senior notes subsequent to the Petition Date would be an allowed claim. As a result, in December 2009, the Company recorded income in reorganization items for the reversal of $163 million post-petition unsecured interest expense accrued from the Petition Date through November 30, 2009, and discontinued recording unsecured interest expense.

In addition, in the fourth quarter of 2009, the Company concluded it was not probable that Preferred Stock dividends that were accrued subsequent to the Petition Date would be allowed claims. Preferred Stock dividends that were accrued post-petition and included in liabilities subject to compromise were reversed in the fourth quarter of 2009. Preferred Stock dividends in arrears were $13 million at the Effective Date and $9 million as of December 31, 2009. The Preferred Stock dividends in arrears since the Petition Date are presented in the Predecessor consolidated statements of operations only to reflect preferred stockholders’ rights to dividends over common stockholders and are not reflected in the Preferred Stock value in the December 31, 2009 consolidated balance sheet.

Other Bankruptcy Related Costs

Debtor-in-possession debt issuance costs of $63 million were incurred and paid during the first quarter of 2009 in connection with entering into the DIP Credit Agreement, and are separately presented in the 2009 consolidated statements of operations.

Liabilities Subject to Compromise

Liabilities subject to compromise represent pre-petition unsecured obligations that were expected to be settled under the Plan of Reorganization. These liabilities represented the amounts expected to be allowed on known or potential claims to be resolved through the Chapter 11 and CCAA process. Liabilities subject to compromise also included certain items, such as qualified defined benefit pension and retiree medical obligations that were assumed under the Plan of Reorganization, and as such, have been recorded in liabilities under the Reorganized Smurfit-Stone.

The Company rejected certain executory contracts and unexpired leases with respect to the Company’s operations with the approval of the Bankruptcy Courts. Damages resulting from rejection of executory contracts and unexpired leases were generally treated as general unsecured claims and were classified as liabilities subject to compromise.

Liabilities subject to compromise at December 31, 2009 consisted of the following:

Predecessor December 31, 2009
Unsecured debt	$2,439
Accounts payable	339
Interest payable	47
Retiree medical obligations	176
Pension obligations	1,136
Unrecognized tax benefits	46
Executory contracts and leases	72
Other	17

Liabilities subject to compromise	$4,272

For information regarding the discharge of liabilities subject to compromise, see “Fresh Start Accounting” below.

Fresh Start Accounting

The Company, in accordance with ASC 852, adopted fresh start accounting as of the close of business on June 30, 2010, because the reorganization value of the assets of the Predecessor Company immediately before the date of confirmation of the Plan of Reorganization was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor Company’s voting shares immediately before confirmation of the Plan of Reorganization received less than 50 percent of the voting shares of the Successor Company. Upon adoption of fresh start accounting, the Company became a new entity for financial reporting purposes reflecting the Successor capital structure. As such, a new accounting basis in the identifiable assets and liabilities assumed was established with no retained earnings or accumulated other comprehensive income (loss) (“OCI”).

The Successor reorganized consolidated balance sheet as of June 30, 2010, included herein, reflects the implementation of the Plan of Reorganization, including the discharge of liabilities subject to compromise and the adoption of fresh start accounting. The Predecessor results of operations of the Company for the six months ended June 30, 2010 include $1,178 million of reorganization items, net, including a pre-tax emergence gain on plan effects of $580 million, a gain related to fresh start accounting adjustments of $742 million, and other reorganization expenses of $144 million. In addition, the benefit from income taxes includes a $200 million benefit related to the plan effect adjustments.

Fresh start accounting provides, among other things, for a determination of the value to be assigned to the equity of the emerging company as of a date selected for financial reporting purposes. In conjunction with the bankruptcy proceedings, a third party financial advisor provided an enterprise value of the Company of approximately $3,145 million to $3,445 million with a midpoint of $3,295 million. The preliminary equity value set forth by the third party was $2,360 million, using the midpoint enterprise value of $3,295 million and adjusting for expected cash and debt balances upon emergence and expected cash proceeds from the sale of non-operating assets.

The final equity value of $2,352 was determined consistent with the third party methodology using the midpoint enterprise value of $3,295 million. See reconciliation of the enterprise value to the final equity value below in Note 10 of the Explanatory Notes to the reorganized consolidated balance sheet. Reorganization value, comprised of equity and debt, represents the amount of resources available for the satisfaction of post-petition liabilities and allowed claims, as negotiated between the Debtors and creditors. Reorganization value is intended to approximate the amount a willing buyer would pay for the assets of the Company immediately after reorganization.

Enterprise value of the Company was estimated using various valuation methods including: (i) comparable public company analysis, (ii) discounted cash flow analysis (“DCF”) and (iii) precedent transaction analysis. Due to the Company’s significant pension obligations, the comparable company and DCF valuations included scenarios designed to account for the Company’s pension liabilities and expense.

The comparable public company analysis identified a group of comparable companies giving considerations to lines of business, markets, similar business risks, growth prospects, maturity of business and size and scale of business. This analysis involved the selection of the appropriate earnings before interest, taxes, depreciation and amortization (“EBITDA”) market multiples to be the most relevant when analyzing the peer group. A range of valuation multiples was then identified and applied to the Company’s projections to derive a range of implied enterprise value.

The basis of the discounted cash flow analysis used in developing the enterprise value was based on Company prepared projections which included a variety of estimates and assumptions. While the Company considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have had a significant effect on the determination of the Company’s enterprise value. The assumptions used in the calculations for the discounted cash flow analysis included projected revenue, cost and cash flows for the years ending December 31, 2010 through 2014 and represented the Company’s best estimates at the time the analysis was prepared. The DCF analysis was completed using discount rates of 9.0% through 11.0%. There can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized and actual results could vary materially.

The precedent transactions analysis identified relevant merger and acquisition transactions in the paperboard and containerboard industry. This analysis involved calculating the total enterprise value of the acquired company as a multiple of EBITDA for the last twelve months prior to announcement. A range of valuation multiples was then identified and applied to the Company’s projected EBITDA for the 12 month period ended April 30, 2010, to determine an estimate of enterprise values.

The Company’s reorganization value was allocated to its assets and liabilities in conformity with the procedures specified by ASC 805, “Business Combinations.” The significant assumptions related to the valuation of the Company’s assets and liabilities in connection with fresh start accounting include the following:

Inventories — Raw materials were valued at current replacement cost. Work-in-process was valued at estimated selling prices of finished goods less the sum of costs to complete, selling costs, shipping costs and a reasonable profit allowance for completing and selling effort based on profit for similar finished goods. Finished goods were valued at estimated selling prices less the sum of selling costs, shipping costs and a reasonable profit allowance for the selling effort.

Prior to emerging from bankruptcy, the Company recorded long-lived storeroom supplies as an inventory item and charged expense when the storeroom item was issued from the storeroom into production. Under fresh start accounting, the Company determined the long-lived storeroom supplies principally represent critical spares which have the physical characteristics of property, plant, and equipment. As a result, new purchases of long-lived storeroom supplies will be classified as property, plant and equipment on the consolidated balance sheet and depreciated over 12 years. Upon emergence, the Company included long-lived storeroom supplies with a fair value of approximately $36 million in property, plant and equipment with a depreciable life of seven years.

Property, plant and equipment — Property, plant and equipment was valued at fair value of $4,405 million as of June 30, 2010 based on a third party valuation. In establishing fair value for the vast majority of the Company’s property, plant and equipment, the cost approach was utilized. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, adjusted for depreciation as of the appraisal date as described below:

•	Physical depreciation — the loss in value or usefulness attributable solely to the use of the asset and physical causes such as wear and tear and exposure to the elements.

•	Functional obsolescence — the loss in value due to changes in technology, discovery of new materials and improved manufacturing processes.

•

Economic obsolescence — the loss in value caused by external forces such as legislative enactments, overcapacity in the industry, low commodity pricing, changes in the supply and demand relationships in the marketplace and other market inadequacies.

The cost approach relies on management’s assumptions regarding current material and labor costs required to rebuild and repurchase significant components of the Company’s property, plant and equipment along with assumptions regarding the age and estimated useful lives of the Company’s property, plant and equipment.

For property, plant and equipment existing at June 30, 2010, the depreciable lives were revised to reflect the estimated remaining useful lives as follows:

Buildings and leasehold improvements	20 years
Papermill machines	14 years
Major converting equipment	10-15 years

Intangible Assets — The Company identified the following intangible assets to be valued based upon a third party valuation: (i) trade name, (ii) proprietary technology and (iii) non-compete agreements.

Trade name and proprietary technology were valued using the relief from royalty method under the income approach. Under this method, the asset value was determined by estimating the royalty income that could be generated if it was licensed to a third party in an arm’s-length transaction. The royalty income rate was selected based on consideration of several factors, including recent prevailing royalty rates used by companies in similar industries, profit margins and independent research of comparable royalty agreements, among other considerations. The Company’s trade name was valued at $56 million under this approach using a discount rate of 12% and assigned an indefinite life. The Company’s proprietary technology was valued at $16 million under this approach using a discount rate of 12% and assigned a life of eight years.

Non-compete agreements were valued using the lost profit method under the income approach which seeks to measure the profit that would be lost if the non-compete agreement did not exist. The Company’s non-compete agreements were valued at $5 million under this approach using a 10.5% discount rate and assigned a definite life of two years.

Equity Investments — Equity investments were valued, based upon a third party valuation, at fair value of approximately $34 million as of June 30, 2010, using the guideline transaction and guideline public companies methods under the market approach. Under these approaches, valuation multiples were determined based on capital market data and market capitalization of peer companies and acquisition transactions within the industry. The step-up in fair value over the Company’s current carrying value will be amortized over 10 years.

Long-Term Debt — Long-term debt was valued at fair value using quoted market prices.

Pension and postretirement benefits — Pension and post-retirement benefits were fair valued based on plan assets and employee benefit obligations at June 30, 2010. The benefit obligations were computed using the applicable June 30, 2010 discount rate. In conjunction with fresh start accounting, the Company updated its mortality rate table assumptions which increased its employer benefit liabilities by approximately $58 million.

As a result of adopting fresh start accounting, the Company recorded goodwill of $93 million which represents the excess of reorganization value over amounts assigned to the other assets. Goodwill allocated to the Company’s Canadian operations is adjusted quarterly to record the effect of currency translation adjustments.

The adjustments presented below relate to the Company’s June 30, 2010 balance sheet. The balance sheet reorganization adjustments presented below summarize the impact of the Plan of Reorganization and the adoption of fresh start accounting as of the Effective Date.

SMURFIT-STONE CONTAINER CORPORATION

REORGANIZED CONSOLIDATED BALANCE SHEET

	June 30, 2010
(In millions)	Predecessor	Plan Effect Adjustments(1)		Fresh Start Adjustments			Successor
Assets

Current assets
Cash and cash equivalents	$721	$(381	)(2)	$			$340
Restricted cash	18	(11	)(2)				7
Receivables	739						739
Receivable for alternative energy tax credits	11						11
Inventories	449				47	(12)	496
Refundable income taxes	24	7	(3)				31
Prepaid expenses and other current assets	42				5	(12)	47

Total current assets	2,004	(385)			52		1,671
Net property, plant and equipment	2,979				1,426	(12)	4,405
Deferred income taxes	22	148	(3)		(170	)(12)
Goodwill					93	(12)	93
Intangible assets, net					77	(12)	77
Other assets	75	31	(4)		57	(12)	163

	$5,080	$(206)			$1,535		$6,409

Liabilities and Stockholders’ Equity (Deficit)

Liabilities not subject to compromise
Current liabilities
Current maturities of long-term debt	$1,352	$(1,334	)(5)	$			$18
Accounts payable	488	27	(6)				515
Accrued compensation and payroll taxes	139	34	(7)		3	(12)	176
Interest payable	12	(7	)(2)				5
Other current liabilities	141	(59	)(2)		(1	)(12)	81

Total current liabilities	2,132	(1,339)			2		795
Long-term debt, less current maturities		1,176	(5)				1,176
Pension and postretirement benefits, net of current portion		1,179	(8)		460	(12)	1,639
Other long-term liabilities	116		(3)		24	(12)	140
Deferred income taxes					307	(12)	307

Total liabilities not subject to compromise	2,248	1,016			793		4,057

Liabilities subject to compromise	4,354	(4,354	)(9)

Total liabilities	6,602	(3,338)			793		4,057
Stockholders’ equity
Preferred stock successor			(10)
Common stock successor			(10)
Preferred stock predecessor	104	(104	)(11)
Common stock predecessor	3	(3	)(11)
Additional paid-in capital	4,084	(1,732	)(10)(11)				2,352	(10)
Retained earnings (deficit)	(5,081)	4,971	(11)		110	(13)
Accumulated other comprehensive income (loss)	(632)				632	(13)

Total stockholders’ equity (deficit)	(1,522)	3,132			742	(13)	2,352

	$5,080	$(206)			$1,535		$6,409

    Explanatory Notes

(1)	Represents amounts recorded on the Effective Date for the implementation of the Plan of Reorganization, including the settlement of liabilities subject to compromise and related payments, the issuance of new debt and repayment of old debt, distribution of cash and new shares of common stock, and the cancellation of Predecessor Company’s common and preferred stock.

(2)	Cash effects of the Plan of Reorganization:

Amounts borrowed under the Exit Credit Facilities	$1,200
Less: original issue discount	(12)

Net proceeds from borrowings	1,188

Repayment of secured Bank Credit Facilities	(1,139)
Repayment of other secured debt	(207)
Repayment of interest on secured debt	(7)
Payment of derivative contract termination liabilities	(59)
Payment of liabilities subject to compromise claims	(136)
Payment of debt issuance costs on Exit Credit Facilities and other financing costs	(32)

Net change in cash and cash equivalents	$(392)

On June 30, 2010, $11 million of restricted cash for collateralizing outstanding letters of credit was released to the Company’s operating cash funds.

(3)	Represents income tax adjustments resulting from the Plan of Reorganization. Unrecognized tax benefits of $45 million were reclassified from liabilities subject to compromise to other long-term liabilities and were subsequently eliminated as part of the income tax adjustments from plan effects (See Note 14 — Income Taxes).

(4)	Represents payment of debt issuance costs on the Exit Credit Facilities and other financing costs at emergence of $32 million, net of write-off of remaining deferred debt issuance costs on Predecessor secured debt of $1 million.

(5)	Represents the repayment of Predecessor secured debt and borrowings under the Exit Credit Facilities.

Repayment of secured term loan debt	$(503)
Repayment of secured revolver debt	(636)
Repayment of drawn letters of credit	(44)
Repayment of Stevenson IRB	(120)
Repayment of other secured debt	(43)
Borrowings under Exit Credit Facilities	1,200
Original issue discount	(12)

$(158)

(6)	Primarily represents accrued professional fees.

(7)	Represents accrual under the Company’s 2009 long-term incentive plan and other employee compensation benefits of $19 million and the reclassification of the current portion of pension and postretirement benefits of $15 million from liabilities subject to compromise.

(8)	Reinstatement of pension and postretirement obligations, net of settlement.

Reclassification from liabilities subject to compromise	$1,306
Settlement of non-qualified pension liabilities upon emergence	(112)

Successor pension and postretirement benefits	1,194
Less current portion	(15)

Successor pension and postretirement benefits, net of current portion	$1,179

(9)	Represents the disposition of liabilities subject to compromise:

Liabilities subject to compromise discharged at emergence
Unsecured debt	$(2,439)
Accounts payable	(184)
Interest payable	(47)
Non-qualified pension obligations	(110)
Executory contracts and leases and other	(196)

(2,976)

Liabilities subject to compromise paid in cash or reinstated at emergence
Accounts payable	(130)
Retiree medical obligations	(176)
Pension obligations	(1,027)
Unrecognized tax benefits	(45)

(1,378)

$(4,354)

(10)	Reconciliation of enterprise value to determination of equity:

Total enterprise value	$3,295
Plus: Cash	347
Expected net proceeds from sale of non-operating assets	10
Less: Fair value of debt	(1,206)
Accrued emergence fees and expenses	(94)

Common stock and additional paid-in-capital	$2,352

(11)	As a result of the Plan of Reorganization, the adjustment to retained earnings (deficit) reflects the elimination of the Predecessor Company’s preferred stock, common stock, and additional paid-in-capital, in addition to the after-tax gain due to plan effects.

Pre-tax gain due to plan effects	$580
Tax benefit due to plan effects	200

Gain due to plan effects, net of tax	780

Elimination of Predecessor preferred stock	104
Elimination of Predecessor common stock	3
Elimination of Predecessor additional paid-in-capital	4,084

$4,971

(12)	The following table summarizes the allocation of the reorganization value to the Company’s assets at the date of emergence as shown in the reorganized consolidated balance sheet as of June 30, 2010.

Enterprise value	$3,295
Add: Cash	347
Expected net proceeds from sale of non-operating assets	10
Less: Accrued emergence fees and expenses	(94)

Reorganization value	3,558

Add fair value of non-debt liabilities	2,851

Less fair value of:
Property, plant and equipment	4,405
Intangibles	77
Current assets	1,671
Other non-current assets	163

6,316

Reorganization value of assets in excess of fair value (goodwill)	$93

Liabilities were also adjusted to fair value in the application of fresh start accounting resulting in an increase in liabilities of $793 million, primarily related to pension obligations and deferred income taxes.

(13)	The adjustments required to report assets and liabilities at fair value under fresh start accounting resulted in a gain of $742 million, which was reported in reorganization items income (expense), net in the consolidated statements of operations for the six months ended June 30, 2010. The gain includes the write-off of OCI losses of $632 million, resulting in a net impact on retained earnings (deficit) of $110 million.

2. Significant Accounting Policies

Basis of Presentation: As of the Effective Date, the Company merged with and into SSCE, with SSCE being the survivor entity and renaming itself Smurfit-Stone Container Corporation, and becoming the Reorganized Smurfit-Stone. The Company has domestic and international operations.

Nature of Operations: The Company’s major operations are containerboard, corrugated containers and reclamation. The Company’s paperboard mills procure virgin and reclaimed fiber and produce paperboard for conversion into corrugated containers at Company-owned facilities and third-party converting operations. Paper product customers represent a diverse range of industries including paperboard packaging and a broad range of manufacturers of consumer goods. Recycling operations collect or broker wastepaper for sale to Company-owned and third-party paper mills. Customers and operations are located principally in North America.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Investments in non-majority owned affiliates are accounted for using the equity method. Significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition: The Company recognizes revenue at the time persuasive evidence of an agreement exists, price is fixed and determinable, title passes to external customers and collectibility is reasonably assured. Shipping and handling costs are included in cost of goods sold.

The Company records certain inventory buy/sell transactions between counterparties within the same line of business as a single exchange transaction on a net basis in the consolidated statements of operations.

Receivables, Less Allowances: Credit is extended to customers based on an evaluation of their financial condition. The Company evaluates the collectibility of accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses, considering such things as ability to pay, bankruptcy, credit ratings and payment history. The Company also estimates reserves for bad debts based on historical experience and past due status of the accounts.

Inventories: At June 30, 2010, upon the adoption of fresh start accounting, the Company recorded its inventories at fair value. Raw materials were valued at current replacement cost. Work-in-process was valued at estimated selling prices of finished goods less the sum of costs to complete, selling costs, shipping costs and a reasonable profit allowance for completing and for the selling effort based on profit for similar finished goods. Finished goods were valued at estimated selling prices less the sum of selling costs, shipping costs and a reasonable profit allowance for the selling effort. The Predecessor Company LIFO reserve was eliminated.

Inventories are valued at the lower of cost or market under the last-in, first-out (“LIFO”) method, except for $220 million in 2010 and $268 million in 2009, which are valued at the lower of average cost or market. At December 31, 2010, LIFO inventory exceeded first-in, first-out (“FIFO”) costs (which approximate replacement costs) by $9 million. At December 31, 2009, FIFO costs exceeded the LIFO value by $94 million.

Net Property, Plant and Equipment: Property, plant and equipment of the Predecessor Company were carried at historical cost. At June 30, 2010, upon adoption of fresh start accounting, property, plant and equipment were valued at fair value with remaining useful lives ranging from 10 to 20 years (See Note 1).

The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the shorter of useful lives or terms of the applicable leases for leasehold improvements. Property plant and equipment acquired subsequent to June 30, 2010, have been assigned depreciable lives based on the estimated useful life. Papermill machines have been assigned a useful life of 18 to 23 years, while major converting equipment has been assigned a useful life ranging from 12 to 20 years (See Note 7).

Prior to emerging from bankruptcy, the Predecessor Company recorded long-lived storeroom supplies as an inventory item and charged expense when the storeroom item was issued from the storeroom into production. Under fresh start accounting, the Company determined the long-lived storeroom supplies principally represent critical spares which have the physical characteristics of property, plant, and equipment. As a result, new purchases of long-lived storeroom supplies are classified as property, plant and equipment on the consolidated balance sheet and depreciated over 12 years. Upon emergence, the Company included existing long-lived storeroom supplies with a fair value of approximately $36 million in property, plant and equipment and assigned a remaining depreciable life of seven years.

Goodwill and Other Intangible Assets: Upon adoption of fresh start accounting, the Company fair valued its intangible assets. Goodwill and other intangible assets with indefinite lives are not amortized, but instead are reviewed annually or more frequently, if impairment indicators arise. For purposes of measuring goodwill impairment, the Company has one reporting unit and goodwill was evaluated in total. Other intangible assets with a definite life are amortized over their expected useful life (See Note 20).

Long-Lived Assets: In accordance with ASC 360, “Property Plant and Equipment,” long-lived assets held and used by the Company are reviewed for impairment when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset compared to the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Once the Company commits to a plan to abandon or take out of service a long-lived asset before the end of its previously estimated useful life, depreciation estimates are revised to reflect the use of the asset over its shortened useful life (See Note 3).

Deferred Debt Issuance Costs: Deferred debt issuance costs included in other assets in the consolidated balance sheets are amortized over the terms of the respective debt obligations using the interest method.

Income Taxes: The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

The Company applies the provisions of ASC 740, “Income Taxes” (“ASC 740”), which creates a single model to address accounting for uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Under the provisions of ASC 740, the Company elected to classify interest and penalties related to unrecognized tax benefits in the Company’s income tax provision (See Note 14).

Foreign Currency: Prior to emerging from bankruptcy, the Company’s functional currency for its Canadian operations was the U.S. dollar. Fluctuations in Canadian dollar monetary assets and liabilities resulted in gains or losses which were credited or charged to income. Upon emergence, the Company reviewed the primary economic indicators for its Canadian operations under the Reorganized Smurfit-Stone, including cash flow indicators, sales price indicators, sales market indicators, expense indicators, financing indicators and intercompany transactions as required by ASC 830, “Foreign Currency Matters.” Based on its analysis, including current operations and financing availability within Canada, the Company determined the functional currency for its Canadian operations to be the local currency. As a result, effective July 1, 2010, the assets and liabilities for the Canadian operations are translated at the exchange rate in effect at the balance sheet date and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are included within stockholders’ equity as part of OCI.

The Company’s remaining foreign operations’ functional currency is the applicable local currency. Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are included within stockholders’ equity as part of OCI (See Note 18).

Derivative Instruments and Hedging Activities: The Company recognizes all derivatives on the balance sheet at fair value. Derivatives not qualifying for hedge accounting are adjusted to fair value through income. Derivatives qualifying for cash flow hedge accounting are recognized in OCI until the hedged item is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly. Upon the filing of the Chapter 11 Petition and the Canadian Petition, the Predecessor Company’s derivative instruments were effectively terminated. Termination values were calculated based on settlement value (See Note 10).

Transfers of Financial Assets: Certain financial assets were transferred to variable interest entities where the Company is not the primary beneficiary. The assets and liabilities of such entities are not reflected in the consolidated financial statements of the Company. Gains or losses on sale of financial assets depend in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Quoted market prices are not available for retained interests, so the Company estimates fair value based on the present value of expected cash flows estimated by using management’s best estimates of key assumptions (See Note 8).

Stock-Based Compensation: The Company has stock-based employee compensation plans, including stock options and RSUs, which are recognized in the financial statements based on the fair values as of the grant date (See Note 17).

Earnings Per Share: In accordance with ASC 260, “Earnings Per Share” (“ASC 260”), the Company uses the two-class method to compute basic and diluted earnings per share. ASC 260 addresses whether instruments granted in share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities, and as a result, included in the earnings allocation in computing earnings per share under the “two-class method.” The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Successor Company’s unvested RSUs are considered participating securities because they entitle holders to receive nonforfeitable dividends during the vesting term. In applying the two-class method, undistributed earnings are allocated between common shares and unvested RSUs (See Note 19).

Environmental Matters: The Company expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

Asset Retirement Obligations: The Company accounts for asset retirement obligations in accordance with ASC 410, “Accounting for Asset Retirement and Environmental Obligations,” which established accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. Asset retirement obligations recorded consist primarily of landfill capping and closure and post-closure maintenance on the landfills. The Company has other asset retirement obligations upon closure of facilities, principally costs for the closure of wastewater treatment ponds and the removal of asbestos and chemicals, for which retirement obligations are not recorded because the fair value of the liability could not be reliably measured due to the uncertainty and timing of facility closures or demolition. These asset retirement obligations have indeterminate settlement dates because the period over which the Company may settle these obligations is unknown and cannot be estimated. The Company will recognize a liability when sufficient information is available to reasonably estimate its fair value (See Note 13).

Restructuring: Costs associated with exit or disposal activities are generally recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan (See Note 3).

Employee Benefit Plans: Under the provisions of ASC 715, “Compensation — Retirement Benefits” (“ASC 715”), the funded status of the Company’s defined benefit pension plans and postretirement plans, measured as the difference between plan assets at fair value and the benefit obligations, is recorded as an asset or liability with the after-tax impact recorded to OCI based on an actuarial valuation as of the balance sheet date. Subsequent changes in the funded status of the plans are recognized in OCI in the year in which the changes occur (See Note 15).

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain reclassifications of prior year presentations have been made to conform to the 2010 presentation.

Recently Adopted Accounting Standards: Effective January 1, 2010, the Company adopted the amendments to ASC 860, “Transfers and Servicing” (“ASC 860”). The amendments removed the concept of a qualifying special-purpose entity and the related impact on consolidation, thereby potentially requiring consolidation of such special-purpose entities previously excluded from the consolidated financial statements. The amendments to ASC 860 did not impact the Company’s consolidated financial statements.

Effective January 1, 2010, the Company adopted the amendments to ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). The amendments require new disclosures for transfers in and out of fair value hierarchy Levels 1 and 2 and activity within fair value hierarchy Level 3. The amendments also clarify existing disclosures regarding the disaggregation for each class of assets and liabilities, and the disclosures about inputs and valuation techniques. The amendments to ASC 820 did not have a material impact on the Company’s consolidated financial statements.

3. Restructuring Activities

The Company continues to review and evaluate various restructuring and other alternatives to streamline operations, improve efficiencies and reduce costs. These actions subject the Company to additional short-term costs, which may include facility shutdown costs, asset impairment charges, lease commitment costs, severance costs and other closing costs.

For the six months ended December 31, 2010, the Company closed two converting facilities and sold four previously closed facilities. In addition, the Company initiated a plan to reduce its selling and administrative costs, primarily through reductions in its workforce in these functions. The Company recorded restructuring charges of $25 million, primarily for severance and benefits related to the closure of these facilities and the reduction in its selling and administrative workforce. Restructuring charges included non-cash charges totaling $3 million of which $4 million was due to the acceleration of stock compensation expense from the reductions in workforce, offset by a $1 million non-qualified pension plan curtailment gain. The Company reduced its overall headcount by approximately 960 employees. The net sales of the closed converting facilities in 2010 prior to closure and for the years ended December 31, 2009 and 2008 were $53 million, $44 million, and $31 million, respectively. The majority of these net sales are expected to be transferred to other operating facilities.

For the six months ended June 30, 2010, the Company closed four converting facilities and sold five previously closed facilities. As a result of these closure activities and other ongoing initiatives, the Company reduced its headcount by approximately 900 employees. The Company recorded restructuring charges of $15 million, net of a $12 million gain related to the sale of previously closed facilities, of which $8 million resulted from the legal release of environmental liability obligations. Restructuring charges included non-cash charges of $11 million related to the acceleration of depreciation for converting equipment abandoned or taken out of service. The remaining charges of $16 million were for severance and benefits, lease commitments and facility closure costs. The net sales of these closed converting facilities in 2010 prior to closure and for the years ended December 31, 2009 and 2008 were $21 million, $97 million, and $125 million, respectively. The majority of these net sales are expected to be transferred to other operating facilities.

In 2009, the Company closed 11 converting facilities and permanently ceased production at the Ontonagon, Michigan medium mill and the Missoula, Montana linerboard mill. As a result of these closures and other ongoing initiatives, the Company reduced its headcount by approximately 2,350 employees. The Company recorded restructuring charges of $319 million, net of gains of $4 million from the sale of properties related to previously closed facilities. Restructuring charges included non-cash charges of $254 million related to the write-down of assets, primarily property, plant and equipment, to estimated net realizable values and the acceleration of depreciation for converting equipment expected to be abandoned or taken out of service. The remaining charges of $69 million were primarily for severance and benefits. The net sales of the closed converting facilities in 2009 prior to closure and for the year ended December 31, 2008 were $62 million and $217 million, respectively. The Ontonagon, Michigan medium mill had annual production capacity of 280,000 tons and the Missoula, Montana linerboard mill had annual production capacity of 620,000 tons.

In 2008, the Company closed eight converting facilities, announced the closure of two additional converting facilities and permanently ceased operations of its containerboard machine at the Snowflake, Arizona mill and production at the Pontiac pulp mill located in Portage-du-Fort, Quebec. As a result of these closures and other ongoing initiatives, the Company reduced its headcount by approximately 1,230 employees. The Company recorded restructuring charges of $67 million, net of a gain of $2 million from the sale of a previously closed facility. Restructuring charges included non-cash charges of $23 million related to the write-down of assets, primarily property, plant and equipment, to estimated net realizable values and the acceleration of depreciation for mill and converting equipment expected to be abandoned or taken out of service. The remaining charges of $46 million were primarily for severance and benefits. The net sales of the announced and closed converting facilities in 2008 prior to closure were $264 million. The Snowflake, Arizona containerboard machine had the capacity to produce 135,000 tons of medium annually. The Pontiac pulp mill had annual production capacity of 253,000 tons of northern bleached hardwood kraft paper-grade pulp, which was non-core to the Company’s primary business.

The following is a summary of the restructuring liabilities, including the termination of employees and liabilities for environmental and lease commitments at the closed facilities.

	Write-down of Property, Equipment and Inventory to Net Realizable Value		Severance and Benefits	Lease Commit- ments	Facility Closure Costs	Other		Total
Balance at January 1, 2008 (Predecessor)	$		$6	$11	$11	$		$28

(Income) expense		23	34	2	10		(2)	67
Payments			(25)	(5)	(11)			(41)
Non-cash reduction		(23)						(23)
Net gain on sale of assets							2	2

Balance at December 31, 2008 (Predecessor)			15	8	10			33

(Income) expense		254	46	3	20		(4)	319
Payments			(27)	(3)	(11)			(41)
Non-cash reduction		(254)		(7)				(261)
Net gain on sale of assets							4	4

Balance at December 31, 2009 (Predecessor)			34	1	19			54

(Income) expense		11	7	4	5		(12)	15
Payments			(28)	(1)	(5)			(34)
Non-cash reduction		(11)	(3)		(8)			(22)
Net gain on sale of assets							12	12

Balance at June 30, 2010 (Successor)			10	4	11			25

(Income) expense			26	1	(2)			25
Payments			(15)	(1)	(4)			(20)
Non-cash reduction			(3)					(3)

Balance at December 31, 2010 (Successor)	$		$18	$4	$5	$		$27

The $3 million non-cash reduction to severance and benefits during the six months ended December 31, 2010 was due to $4 million acceleration of stock compensation expense from the reductions in workforce, offset by a $1 million non-qualified pension plan curtailment gain.

The $3 million non-cash reduction to severance and benefits during the six months ended June 30, 2010 is due to the Predecessor Company reclassification of multi-employer pension plan liabilities to liabilities subject to compromise.

The $7 million non-cash reduction to lease commitments in 2009 relates to the transfer of lease accruals to liabilities subject to compromise for unexpired leases on closed facilities rejected during the bankruptcy process (See Note 1).

Cash Requirements

Future cash outlays under the restructuring of operations are anticipated to be $26 million in 2011, insignificant amounts in 2012 and 2013, and $1 million thereafter.

4. Alternative Energy Tax Credits

The U.S. Internal Revenue Code allowed an excise tax credit for alternative fuel mixtures produced by a taxpayer for sale, or for use as a fuel in a taxpayer’s trade or business through December 31, 2009, at which time the credit expired. In May 2009, the Company was notified that its registration as an alternative fuel mixer was approved by the Internal Revenue Service. The Company, subsequently, submitted refund claims of approximately $654 million for 2009 related to production at ten of its U.S. mills. The Company received refund claims of $595 million in 2009 and $59 million during the first quarter of 2010. During 2009, the Company recorded other operating income of $633 million, net of fees and expenses, in its consolidated statements of operations related to this matter. In March 2010, the Company recorded other operating income of $11 million relating to an adjustment of refund claims submitted in 2009. The Company expects to receive the $11 million refund claim during the first quarter of 2011.

5. (Gain) Loss on Disposal of Assets

In September 2009, the Company completed the sale of its Canadian timberlands. The net proceeds from the sale of approximately $28 million were used to prepay a portion of the Canadian DIP Term Loan. (See Note 9). The Company recorded a pretax loss of $2 million.

6. Calpine Corrugated LLC

In the first quarter of 2008, the Company recorded a charge of $22 million to fully reserve all amounts due from Calpine Corrugated LLC (“Calpine Corrugated”). Calpine Corrugated, formerly an independent corrugated container producer in Fresno, California for which the Company was the primary containerboard supplier, experienced start-up losses since it began operations in 2006.

On July 29, 2008, the Company acquired a 90 percent ownership interest in Calpine Corrugated. In conjunction with the acquisition, the Company guaranteed approximately $45 million of Calpine Corrugated’s third party outstanding debt. There was no cash consideration paid. The transaction was accounted for as a purchase business combination and the results of operations of Calpine Corrugated are included in the consolidated statements of operations beginning July 29, 2008. The purchase price allocation completed in the fourth quarter of 2008 resulted in assets and liabilities of approximately $50 million, including approximately $45 million of debt. No goodwill was recorded for the transaction. The acquisition of Calpine Corrugated’s operations enabled the Company to accelerate the optimization of its Northern California business unit and improve its position in the agricultural market segment.

Under the Plan of Reorganization, the Company acquired, with no additional cash consideration, the remaining 10 percent ownership interest in Calpine Corrugated, and as a result, Calpine Corrugated was merged with and into the Company upon emergence.

7. Net Property, Plant and Equipment

Net property, plant and equipment at December 31 consist of:

	Successor	Predecessor
	2010	2009

Land and land improvements	$285	$145
Buildings and leasehold improvements	484	593
Machinery, fixtures and equipment	3,683	5,205
Construction in progress	80	117

	4,532	6,060
Less accumulated depreciation	(158)	(2,979)

Net property, plant and equipment	$4,374	$3,081

Depreciation expense was $158 million, $167 million, $364 million and $351 million for the six months ended December 31, 2010 and June 30, 2010, and the years ended December 31, 2009 and 2008, respectively. Property, plant and equipment include capitalized leases of $6 million and $19 million and related accumulated amortization of an immaterial amount and $17 million at December 31, 2010 and 2009, respectively.

8. Transfers of Financial Assets

On January 28, 2009, in conjunction with the filing of the Chapter 11 Petition and the Canadian Petition, the accounts receivable securitization programs were terminated and all outstanding receivables previously sold to the non-consolidated financing entities were repurchased with proceeds from borrowings under the DIP Credit Agreement (See Note 9). The repurchase of receivables of $385 million has been included in the cash flows from financing activities in the consolidated statement of cash flows in 2009.

Receivables Securitization Program

Prior to termination, the Company had a $450 million accounts receivable securitization program whereby the Company sold, without recourse, on an ongoing basis, certain of its accounts receivable to Stone Receivables Corporation (“SRC”), a wholly-owned non-consolidated subsidiary of the Company.

SRC transferred the receivables to a non-consolidated subsidiary, a limited liability company which had issued notes to third-party investors. The Company had retained servicing responsibilities and a subordinated interest in the limited liability company. The Company received annual servicing fees of 1% of the unpaid balance of the receivables and rights to future cash flows arising after the investors in the securitization limited liability company had received the return for which they had contracted.

The Company recognized a loss on sales of receivables to SRC of $14 million in 2008 which was included in other, net in the consolidated statements of operations.

Canadian Securitization Program

Prior to termination, the Company had a $70 million Canadian accounts receivable securitization program, whereby the Company sold, without recourse, on an ongoing basis, certain of its Canadian accounts receivable to a trust in which the Company held a variable interest, but was not the primary beneficiary. The Company had retained servicing responsibilities and a subordinated interest in future cash flows from the receivables. The Company received rights to future cash flows arising after the investors in the securitization trust had received the return for which they had contracted.

The Company recognized a loss on sales of receivables to the trust of $3 million in 2008 which was included in other, net in the consolidated statements of operations.

Timberland Sale and Note Monetization

The Company sold approximately 980,000 acres of owned and leased timberland in Florida, Georgia and Alabama in October 1999. The final purchase price, after adjustments, was $710 million. The Company received $225 million in cash, with the balance of $485 million in the form of installment notes. The Company entered into a program to monetize the installment notes receivable. The notes were sold without recourse to Timber Note Holdings LLC (“TNH”), a non-consolidated variable interest entity under the provisions of ASC 860, for $430 million cash proceeds and a residual interest in the notes. The transaction was accounted for as a sale under ASC 860. The cash proceeds from the sale and monetization transactions were used to prepay borrowings under the Predecessor Company’s Credit Agreement. The residual interest was $21 million and $36 million at December 31, 2010 and 2009, respectively, and is included in other assets in the accompanying consolidated balance sheets. Cash flows received on the Company’s retained interest in TNH were $1 million and $15 million for the six months ended December 31, 2010 and June 30, 2010, respectively, and $1 million for the year ended December 31, 2009. The key economic assumption used in measuring the residual interest at the date of monetization was the rate at which the residual cash flows were discounted (9%). At December 31, 2010, the sensitivity on the current fair value of the residual cash flows to immediate 10% and 20% adverse changes in the assumed rate at which the residual cash flows were discounted (9%) was an insignificant amount and $1 million, respectively.

9. Long-Term Debt

Long-term debt as of December 31 is as follows:

	Successor	Predecessor
	2010	2009
Secured Debt

Exit Credit Facilities
Term Loan Facility, net of unamortized original issue discount of $11 million (6.75% weighted average variable rate), repayable in equal quarterly installments of $3 million, with the balance payable at maturity on June 30, 2016	$1,183	$
ABL Revolving Facility, due June 30, 2014 2016

Predecessor Bank Credit Facilities
Tranche B Term Loan (2.5% weighted average variable rate), due in various installments through November 1, 2011			137
Tranche C Term Loan (2.5% weighted average variable rate), due in various installments through November 1, 2011			258
Tranche C-1 Term Loan (2.5% weighted average variable rate), due in various installments through November 1, 2011			78
SSCE revolving credit facility (2.9% weighted average variable rate), due November 1, 2009			512
SSC Canada revolving credit facility (3.1% weighted average variable rate), due November 1, 2009			198
Deposit Funded Drawn Letters of Credit (4.5% weighted average variable rate), due November 1, 2009			120

			1,303

Other Secured Debt
Other (including obligations under capitalized leases of $6 and $3)	11		51

Total secured debt, not subject to compromise	1,194		1,354

Unsecured Debt

Predecessor Senior Notes
8.375% unsecured senior notes, due July 1, 2012			400
8.25% unsecured senior notes, due October 1, 2012			700
7.50% unsecured senior notes, due June 1, 2013			300
7.375% unsecured senior notes, due July 15, 2014			200
8.00% unsecured senior notes, due March 15, 2017			675

			2,275

Predecessor Other Unsecured Debt
Fixed rate utility systems and pollution control revenue bonds (fixed rates ranging from 5.1% to 7.5%), payable in varying annual payments through 2027			164

Total unsecured debt, subject to compromise			2,439

Total debt	1,194		3,793
Less liabilities subject to compromise			(2,439)
Less current maturities	39		(1,354)

Total long-term debt	$1,155	$

The amounts of total debt outstanding at December 31, 2010 maturing during the next five years and thereafter are as follows:

2011	$39
2012	11
2013	11
2014	11
2015	11
Thereafter	1,111

The filing of the Chapter 11 Petition and the Canadian Petition constituted an event of default under the Company’s debt obligations, and those debt obligations became automatically and immediately due and payable. Any efforts to enforce such payment obligations were stayed as a result of the filing of the Chapter 11 Petition and the Canadian Petition. Due to the filing of the bankruptcy petitions, the Company’s unsecured long-term debt of $2,439 million was included in liabilities subject to compromise at December 31, 2009. Pursuant to the Plan of Reorganization, all of the existing secured debt of the Debtors was fully repaid with cash on the Effective Date and all of the outstanding unsecured debt was exchanged for Common Stock (See Note 1).

Successor Company

Exit Credit Facilities

Pursuant to the approval of the U.S. Court on February 22, 2010, the Company and certain of its subsidiaries entered into the Term Loan Facility that provides for an aggregate term loan commitment of $1,200 million. In addition, the Company entered into the ABL Revolving Facility with aggregate commitments of $650 million (including a $100 million Canadian Tranche) on April 15, 2010. The ABL Revolving Facility includes a $150 million sub-limit for letters of credit.

The Company is permitted, subject to obtaining lender commitments, to add one or more incremental facilities to the Term Loan Facility in an aggregate amount up to $400 million. Each incremental facility is conditioned on (a) there existing no defaults, (b) in the case of incremental term loans, such loans have a final maturity no earlier than, and a weighted average life no shorter than, the Term Loan Facility, and (c) after giving effect to one or more incremental facilities, the consolidated senior secured leverage ratio shall be less than 3.00 to 1.00. If the interest rate spread applicable to any incremental facility exceeds the interest rate spread applicable to the Term Loan Facility by more than 0.25%, then the interest rate spread applicable to the Term Loan Facility will be increased to equal the interest rate spread applicable to the incremental facility.

The Company is permitted, subject to obtaining lender commitments, to add incremental commitments under the ABL Revolving Facility in an aggregate amount up to $150 million. Each incremental commitment is conditioned on (a) there existing no defaults, (b) any new lender providing an incremental commitment shall require the consent of the Administrative Agent, each Issuing Lender, the Swingline Lender and the Fronting Lender, (c) the minimum amount of any increase must be at least $25 million, (d) the Company shall not increase the commitments more than three times in the aggregate, (e) if the interest rate margins and commitment fees with respect to the incremental commitments are higher than those applicable to the existing commitments under the ABL Revolving facility, then the interest rate margins and commitment fees for the existing commitments under the ABL Revolving Facility will be increased to match those for the incremental commitments, and (f) the satisfaction of other customary closing conditions.

On June 30, 2010, the Term Loan Facility was funded and borrowings became available under the ABL Revolving Facility. The proceeds of the borrowings under the Term Loan Facility of $1,200 million, together with available cash, were used to repay the Company’s outstanding secured indebtedness under its pre-petition Credit Facility and pay remaining fees, costs and expenses related to and contemplated by the Exit Credit Facilities and the Plan of Reorganization. See Note 1, “Fresh Start Accounting,” for

sources and uses of funds. As of December 31, 2010, the Company had no borrowings under the ABL Revolving Facility and $1,194 million under the Term Loan Facility. Borrowings under the ABL Revolving Facility are available for working capital purposes, capital expenditures, permitted acquisitions and general corporate purposes. As of December 31, 2010, the Company’s borrowing base under the ABL Revolving Facility was $618 million and the amount available for borrowings after considering outstanding letters of credit was $534 million.

As of December 31, 2010, the Company also had available unrestricted cash and cash equivalents of $449 million primarily invested in money market funds at a variable interest rate of 0.13%.

The term loan (the “Term Loan”) is repayable in equal quarterly installments of $3 million beginning on September 30, 2010, with the balance payable at maturity on June 30, 2016. Additionally, following the end of each fiscal year, varying percentages of the Company’s Excess Cash Flows, as defined in the Term Loan Facility, based on certain agreed levels of secured leverage ratios, must be used to repay outstanding principal amounts under the Term Loan. As a result of Excess Cash Flows during the six months ended December 31, 2010, the Company is required to pay $23 million in March 2011 on the Term Loans. Subject to specified exceptions, the Term Loan Facility also requires the Company to use the net proceeds of asset sales and the net proceeds of the incurrence of indebtedness to repay outstanding borrowings under the Term Loan Facility.

The Term Loan bears interest at the Company’s option at a rate equal to: (A) 3.75% plus the alternate base rate (the “Term Loan ABR”) defined as the greater of: (i) the U.S. prime rate, (ii) the overnight federal funds rate plus 0.50%, or (iii) the one month adjusted LIBOR rate plus 1.0%, provided that the Term Loan ABR shall never be lower than 3.00% per annum, or (B) the adjusted LIBOR rate plus 4.75%, provided that the adjusted LIBOR rate shall never be lower than 2.00% per annum. The interest rate at December 31, 2010 was 6.75%

The ABL revolver loan (the “ABL Revolver”) matures on June 30, 2014. The Company has the option to borrow at a rate equal to: (A) the base rate, defined as the greater of 2.50% plus:(i) the U.S. Prime Rate, (ii) the overnight federal funds rate plus 0.50% or (iii) LIBOR rate plus 1.0%, or (B) the LIBOR rate plus 3.50% for the first 90 days then 3.25% thereafter, which is the applicable margin as of December 31, 2010. The applicable margin can be adjusted in the future from 2.25% to a rate as high as 2.75% for base loans and 3.25% to a rate as high as 3.75% for LIBOR loans based on the average historical utilization under the ABL Revolving Facility. The Company will also pay either a 0.50% or 0.75% per annum unused commitment fee based on the average historical utilization under the ABL Revolving Facility. The ABL Revolving Facility borrowings are subject to a borrowing base derived from a formula based on certain eligible accounts receivable and inventory, less certain reserves.

Borrowings under the Exit Credit Facilities are guaranteed by the Company and certain of its subsidiaries, and are secured by first priority liens and second priority liens on substantially all its presently owned and hereafter acquired assets and those of each of its subsidiaries party to the Exit Credit Facilities, subject to certain exceptions and permitted liens.

The Exit Credit Facilities contain affirmative and negative covenants that impose restrictions on the Company’s financial and business operations and those of certain of its subsidiaries, including their ability to incur indebtedness, incur liens, make investments, sell assets, pay dividends or make acquisitions. The Exit Credit Facilities contain events of default customary for financings of this type. At December 31, 2010, the Company was in compliance with its debt covenants.

Predecessor Company

Bank Credit Facilities

The Predecessor Company, as guarantor, and SSCE and its subsidiary, SSC Canada, as borrowers, entered into a credit agreement, as amended (the “Credit Agreement”) on November 1, 2004. The Credit Agreement provided for (i) a revolving credit facility of $600 million to SSCE (“U.S. Revolver”) and (ii) a revolving credit facility of $200 million to SSCE and SSC Canada (“SSC Canada Revolver”). Each of these revolving credit facilities matured on November 1, 2009. The Credit Agreement provided for a Tranche B term loan to SSCE in the aggregate principal amount of $975 million. The Credit Agreement also provided to SSC Canada a Tranche C term loan in the aggregate principal amount of $300 million and a Tranche C-1 term loan in the aggregate principal amount of $90 million. The term loans were payable in quarterly installments and were due to mature on November 1, 2011. The Company had the option to borrow at a rate equal to LIBOR plus 2.25% or ABR plus 1.25% for the term loan facilities and LIBOR plus 2.50% or ABR plus 1.50% for the revolving credit facilities (the “Applicable Rate”).

During the year ended December 31, 2009, letters of credit in the amount of $71 million were drawn on to fund obligations principally related to non-qualified pension plans, commodity derivative instruments and a guarantee for a previously non-consolidated affiliate, which increased borrowings under the Company’s U.S. Revolver and SSC Canada Revolver by $44 million and $27 million, respectively.

The Company’s Credit Agreement provided for a deposit funded letter of credit facility, related to the variable rate industrial revenue bonds, for approximately $122 million that was due to mature on November 1, 2010. In February 2009, due to an event of default under the bond indentures, this credit facility was drawn on to fully repay the industrial revenue bonds in the aggregate principal amount of $120 million. A loss on the early extinguishment of debt of $20 million was recorded in 2009 to write-off the unamortized deferred debt issuance costs related to the industrial revenue bonds.

DIP Credit Agreement

In connection with filing the Chapter 11 Petition and the Canadian Petition and based on the approvals from the U.S. Court and the Canadian Court, the Company and certain affiliates entered into the DIP Credit Agreement on January 28, 2009.

The DIP Credit Agreement, as amended, provided for borrowings up to an aggregate committed amount of $750 million, consisting of a $400 million U.S. DIP Term Loan for borrowings by SSCE; a $35 million Canadian DIP Term Loan for borrowings by SSC Canada; a $250 million U.S. DIP Revolver for borrowings by SSCE and/or SSC Canada; and a $65 million Canadian DIP Revolver for borrowings by SSCE and/or SSC Canada.

Under the DIP Credit Agreement, on January 28, 2009, the Company borrowed $440 million, consisting of a $400 million U.S. DIP Term Loan, a $35 million Canadian DIP Term loan and $5 million from the Canadian DIP Revolver. In accordance with the terms of the DIP Credit Agreement, in January 2009 the Company used U.S. DIP Term Loan proceeds of $360 million, net of lenders fees of $40 million, and Canadian DIP Term Loan proceeds of $30 million, net of lenders fees of $5 million, to terminate the receivables securitization programs and repay all indebtedness outstanding under the programs of $385 million and to pay other expenses of $1 million. In addition, other fees and expenses of $17 million related to the DIP Credit Agreement were paid for with proceeds of $5 million from the Canadian DIP Revolver and available cash.

The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid, were due and payable in full at maturity, which was January 28, 2010. As all borrowings under the DIP Credit Agreement were paid in full as of December 31, 2009, the Company allowed the DIP Credit Agreement to expire on the maturity date of January 28, 2010.

Other Secured Debt

In conjunction with the acquisition of Calpine Corrugated in July 2008 (See Note 6), the Company guaranteed approximately $45 million of Calpine Corrugated’s third party outstanding debt. The balance at December 31, 2009 primarily consisted of a $35 million term loan (4.24% weighted average variable rate) and a revolving credit facility (2.75% weighted average variable rate) with an outstanding balance of $9 million related to Calpine Corrugated operations.

Other

Interest costs capitalized on construction projects during the six months ended December 31, 2010 and June 30, 2010, and the years ended December 31, 2009 and 2008 totaled $3 million, $4 million, $9 million and $17 million, respectively. Interest payments on all debt instruments for the six months ended December 31, 2010 and June 30, 2010, and the years ended December 31, 2009 and 2008 were $46 million, $23 million, $103 million and $259 million, respectively.

10. Derivative Instruments and Hedging Activities

Successor Company

During the six months ended December 31, 2010, the Company entered into foreign currency exchange derivative contracts to minimize the exposure to currency exchange rate fluctuations on a $255 million Canadian dollar denominated inter-company note established upon emergence between a U.S. subsidiary and a Canadian subsidiary, whereby the U.S subsidiary is the lender. The inter-company note matures on June 29, 2015 and the interest is payable quarterly. The derivative contracts are monthly or quarterly instruments with a notional amount equal to the inter-company note principal, plus accrued interest. The derivative contracts are marked-to-market through earnings on a monthly or quarterly basis.

For the six months ended December 31, 2010, the Company’s U.S subsidiary recorded a $10 million foreign currency gain (net of tax) in other, net in the consolidated statements of operations related to the revaluation of the inter-company note. The Company recorded a $10 million loss (net of tax) in other, net in the consolidated statements of operations on the settlement of the derivative contracts. The Company recorded a $1 million loss (net of tax) in other, net in the consolidated statements of operations related to the change in fair value of the derivative contracts.

Predecessor Company

On January 26, 2009, the Chapter 11 Petition and the Canadian Petition effectively terminated all existing derivative instruments. Termination fair values were calculated based on the potential settlement value. The Company’s termination value related to its remaining derivative liabilities was approximately $59 million. These derivative liabilities were stayed due to the filing of the Chapter 11 Petition and the Canadian Petition, at which time, these liabilities were adjusted through OCI for derivative instruments qualifying for hedge accounting and cost of goods sold for derivative instruments not qualifying for hedge accounting. Subsequently, the amounts adjusted through OCI were recorded in earnings during the period when the underlying transaction was recognized or when the underlying transaction was no longer expected to occur. As of June 30, 2010, all amounts in OCI were recognized through earnings. On June 30, 2010, the derivative contract termination liabilities of $59 million were paid in connection with the Company’s emergence from its Chapter 11 and CCAA bankruptcy proceedings (See Note 1 — Fresh Start Accounting).

The Company’s derivative instruments previously used for its hedging activities were designed as cash flow hedges and related to minimizing exposures to fluctuations in the price of commodities used in its operations, the movement in foreign currency exchange rates and the fluctuations in the interest rate on variable rate debt. All cash flows associated with the Company’s derivative instruments were classified as operating activities in the consolidated statements of cash flows. The derivative instruments and hedging activities for all periods presented below relate to the Predecessor Company.

Commodity Derivative Instruments

The Company used derivative instruments, including fixed price swaps, to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas and other commodities, including fuel oil and diesel fuel. The objective was to fix the price of a portion of the Company’s purchases of these commodities used in the manufacturing process. The changes in the market value of such derivative instruments historically offset the changes in the price of the hedged item.

For the six months ended June 30, 2010 and the year ended December 31, 2009, the Company reclassified an immaterial amount and a $27 million loss (net of tax), respectively, from OCI to cost of goods sold when the hedged items were recognized.

For the year ended December 31, 2009, the Company recorded a $3 million gain (net of tax) in cost of goods sold related to the change in fair value, prior to the Petition Date, of certain commodity derivative instruments not qualifying for hedge accounting.

For the year ended December 31, 2009, the Company recorded a $3 million loss (net of tax) in cost of goods sold on commodity derivative instruments, settled prior to the Petition Date, not qualifying for hedge accounting.

Foreign Currency Derivative Instruments

The Company’s principal foreign exchange exposure is the Canadian dollar. The Company used foreign currency derivative instruments, including forward contracts and options, primarily to protect against Canadian currency exchange risk associated with expected future cash flows.

For the year ended December 31, 2009, the Company reclassified a $6 million loss (net of tax) from OCI to cost of goods sold when the hedged items were recognized or no longer expected to occur.

Interest Rate Swap Contracts

The Company used interest rate swap contracts to manage interest rate exposure on $300 million of the Tranche B and Tranche C floating rate bank term debt which was paid on June 30, 2010 in connection with the Company’s emergence from Chapter 11 and CCAA bankruptcy proceedings. The accounting for the cash flow impact of the swap contracts was recorded as an adjustment to interest expense each period.

For the six months ended June 30, 2010 and the year ended December 31, 2009, the Company reclassified a $1 million loss (net of tax) and a $4 million loss (net of tax), respectively, from OCI to interest expense when the hedged items were recognized.

11. Leases

The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Certain leases contain renewal options for varying periods, and others include options to purchase the leased property during or at the end of the lease term. Future minimum rental commitments (exclusive of real estate taxes and other expenses) under operating leases having initial or remaining noncancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

2011	$52
2012	42
2013	34
2014	28
2015	25
Thereafter	110

Total minimum lease commitments	$291

Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $54 million, $55 million, $119 million and $132 million for the six months ended December 31, 2010 and June 30, 2010, and the years ended December 31, 2009 and 2008, respectively.

12. Guarantees and Commitments

The Company has certain wood chip processing contracts extending from 2012 through 2018 with minimum purchase commitments. As part of the agreements, the Company guarantees the third party contractor’s debt outstanding and has a security interest in the chipping equipment. At December 31, 2010 and 2009, the maximum potential amount of future payments related to these guarantees was approximately $22 million and $25 million, respectively, and decreases ratably over the life of the contracts. In the event the guarantees on these contracts were called, proceeds from the liquidation of the chipping equipment would be based on current market conditions and the Company may not recover in full the guarantee payments made.

13. Asset Retirement Obligations

The following table provides a reconciliation of the asset retirement obligations:

Balance at January 1, 2008 (Predecessor)	$11
Accretion expense	1

Balance at December 31, 2008 (Predecessor)	12
Accretion expense	1

Balance at December 31, 2009 (Predecessor)	13
Accretion expense

Balance at June 30, 2010 (Successor)	13
Accretion expense	1

Balance at December 31, 2010 (Successor)	$14

14. Income Taxes

(Provision for) Benefit from Income Taxes

(Provision for) benefit from income taxes on income (loss) before income taxes is as follows:

	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010		Year Ended December 31.
				2009	2008
Current
Federal	$1	$		$26	$
State and local	(1)		(1)	(1)		(6)
Foreign	(3)		(1)	1		(5)

Total current (provision for) benefit from income taxes	(3)		(2)	26		(11)
Deferred
Federal	(69)		135			63
State and local	(2)		22	(1)		21
Foreign	(2)		44	(2)		104

Total deferred (provision for) benefit from income taxes	(73)		201	(3)		188

Total (provision for) benefit from income taxes	$(76)		$199	$23		$177

The Company’s (provision for) benefit from income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to income (loss) before income taxes as follows:

	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010	Year Ended December 31.
			2009	2008
Tax (provision) benefit at statutory U.S. income tax rate	$(67)	$(393)	$5	$1,048
Permanent differences and other items	(6)	244	333	(2)
State income taxes, net of federal income tax effect	(5)	6	38	9
Plan of reorganization	(1)	198
Foreign taxes	(1)		(7)	(37)
Valuation allowance	3	365	(343)
Non-deductibility of goodwill and other intangible assets impairment				(934)
Unrecognized tax benefits	1	(221)		82
Non-cash foreign currency exchange income (loss)			(3)	11

Total (provision for) benefit from income taxes	$(76)	$199	$23	$177

The components of income (loss) before income taxes are as follows:

	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010	Year Ended December 31,
			2009	2008
United States	$183	$1,030	$61	$(2,421)
Foreign	7	95	(76)	(574)

Income (loss) before income taxes	$190	$1,125	$(15)	$(2,995)

Predecessor — Plan of Reorganization

The Company recorded a benefit from income taxes of $199 million for the six months ended June 30, 2010. This included a benefit from income taxes of $200 million related to the effects of the Plan of Reorganization and application of fresh start accounting, which included adjustments for valuation allowance ($427 million benefit), unrecognized tax benefits, primarily related to Canada ($37 million benefit), and cancellation of indebtedness and other plan effects ($264 million provision).

Certain debt obligations of the Company were discharged upon emergence from bankruptcy. Discharge of a debt obligation for an amount less than the adjusted issue price generally creates cancellation of indebtedness income (“CODI”), which must be included in taxable income. However, CODI is excluded from taxable income for a taxpayer that is a debtor in a reorganization case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. The Plan of Reorganization filed by the Company enabled it and its debtor subsidiaries to qualify for this bankruptcy exclusion rule. Based upon current projections, the CODI triggered by discharge of debt under the Plan of Reorganization did not create current taxable income, but reduced the Company’s net operating losses (“NOLs”) for the year of discharge and net operating loss carryforwards. None of the Company’s other U.S. income tax attributes are expected to be reduced.

Pursuant to the Plan of Reorganization, the assets of all Canadian subsidiaries were sold to a new wholly-owned Canadian subsidiary for fair value. All pre-emergence Canadian subsidiaries will be liquidated in accordance with the Plan of Reorganization and all pre-emergence Canadian income tax attributes will be eliminated following their dissolution.

Due to the effects of the Plan of Reorganization, the Company concluded it is more likely than not that the majority of deferred income tax assets will be realized. Management considered the reversal of deferred tax liabilities in making this assessment. As a result, the Company recognized an income tax benefit for release of pre-emergence valuation allowance on its net deferred tax assets in the U.S. and Canada. At December 31, 2010, a valuation allowance remains in place related to certain state and foreign NOLs.

Pursuant to the Plan of Reorganization, the Company entered into an agreement with the Canada Revenue Agency and other provincial tax authorities that took effect upon the Company’s emergence from bankruptcy. This agreement settled the open Canadian income tax matters through January 26, 2009. As a result of this agreement, the Company reported a $39 million net income tax benefit for the six months ended June 30, 2010 related to the final settlement of the Canadian tax claims and the release of the previously accrued unrecognized tax benefits related to the Canadian audit.

Based on the Company’s current tax position that the alternative fuel mixture credits are not taxable, the Company increased the tax value of its NOL carryforwards by $258 million during the six months ended June 30, 2010. A reserve of $258 million was recorded related to this unrecognized tax benefit.

As a result of the issuance of new common shares upon emergence from bankruptcy, the Company realized a change of ownership for purposes of Section 382 of the Internal Revenue Code, which can impose annual limitations on utilization of NOLs and tax credits. The Company does not expect the provisions of Section 382 to significantly limit its ability to utilize NOLs or tax credits in the carryforward periods.

Deferred Tax Assets and Liabilities

Significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows:

	Successor	Predecessor
	2010	2009
Deferred tax liabilities
Property, plant and equipment and timberland	$(1,098)	$(684)
Inventory	(84)	(42)
Timber installment sale	(56)	(93)
Other	(34)	(129)

Total deferred tax liabilities	(1,272)	(948)

Deferred tax assets
Employee benefit plans	462	537
Net operating loss, alternative minimum tax and tax credit carryforwards	347	676
Purchase accounting liabilities and restructuring	9	23
Other	31	117

Total deferred tax assets	849	1,353
Valuation allowance for deferred tax assets	(30)	(382)

Deferred tax assets, net of valuation allowance	819	971

Net deferred tax (liabilities) assets	$(453)	$23

At December 31, 2010, the Company had NOL carryforwards net of unrecognized tax benefits of $567 million for U.S. federal income tax purposes that expire from 2025 through 2029, with a tax value of $199 million. The Company had NOL carryforwards for state purposes which expire from 2017 to 2029 with a tax value of $57 million and state tax credits with a tax value of $4 million. The Company also had $50 million of other foreign NOL carryforwards with a tax value of $16 million. The Company had $68 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely. In addition, the Company had other tax carryforwards of $3 million at December 31, 2010. Deferred income taxes related to NOL carryforwards have been classified as noncurrent to reflect the expected utilization of the carryforwards.

At December 31, 2010 and 2009, the Company had a valuation allowance of $30 million and $382 million, respectively, for a portion of the deferred tax assets. The 2010 valuation allowance consists of $14 million for state NOLs and $16 million for other foreign NOLs.

Federal income taxes have not been provided on undistributed earnings of the Company’s foreign subsidiaries during 2010, as the Company intends to indefinitely reinvest such earnings into its foreign subsidiaries. The amount of undistributed earnings for the Company’s foreign subsidiaries was $9 million at December 31, 2010. Computation of the potential deferred tax liability associated with these undistributed earnings is not practicable.

At December 31, 2010, June 30, 2010, December 31, 2009, and December 31, 2008, the Company had $279 million, $263 million, $37 million and $38 million, respectively, of net unrecognized tax benefits. The primary differences between gross unrecognized tax benefits and net unrecognized tax benefits are associated with offsetting benefits in other jurisdictions related to transfer pricing and the U.S. federal tax benefit from state tax deductions.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

Balance at January 1, 2008 (Predecessor)	$164
Additions for tax positions taken in prior years	12
Additions for tax positions taken in current year	1
Reductions relating to settlements with taxing authorities	(84)
Reductions relating to lapses of applicable statute of limitations	(8)
Foreign currency exchange gain on Canadian tax positions	(18)

Balance at December 31, 2008 (Predecessor)	67
Reductions based on tax positions taken in prior years	(4)
Additions for tax positions taken in current year	1
Reductions relating to settlements with taxing authorities	(6)
Foreign currency exchange gain on Canadian tax positions	8

Balance at December 31, 2009 (Predecessor)	66
Additions for tax positions taken in current period	273
Reductions related to reorganization and emergence from bankruptcy	(40)
Reductions related to settlements on tax positions	(20)

Balance at June 30, 2010 (Successor)	279
Additions for tax positions taken in current period	17
Reductions relating to settlements with taxing authorities	(1)

Balance at December 31, 2010 (Successor)	$295

For the years ended December 31, 2009 and 2008, interest expense of $3 million and $6 million, respectively, was recorded related to tax positions taken during the prior years. The interest was computed on the difference between the tax position recognized in accordance with ASC 740 and the amount previously taken or expected to be taken in the Company’s tax returns, adjusted to reflect the impact of net operating loss and other tax carryforward items. During 2010 and 2009, no penalties were recorded related to current and prior year tax positions. At December 31, 2010, June 30, 2010, December 31, 2009, and December 31, 2008, zero, zero, $25 million, and $22 million, respectively, of interest and penalties were recognized in the consolidated balance sheet. With the exception of $12 million related to current year additions, all net unrecognized tax benefits, if recognized, would affect the Company’s effective tax rate.

The U.S. federal statute of limitations is closed through 2006. There are currently no federal examinations in progress. In addition, the Company files tax returns in numerous states. The states’ statutes of limitations are generally open for the same years as the federal statute of limitations.

The Company made income tax payments of $3 million, $2 million, $12 million and $55 million during the six months ended December 31, 2010 and June 30, 2010, and the years ended December 31, 2009 and 2008, respectively.

15. Employee Benefit Plans

Defined Benefit Pension Plans

The Company sponsors noncontributory defined benefit pension plans for its U.S. employees and also sponsors noncontributory and contributory defined benefit pension plans for its Canadian employees. The Company’s defined benefit pension plans cover substantially all hourly employees, as well as salaried employees hired prior to January 1, 2006. The U.S. and Canadian defined benefit pension plans for salaried employees were frozen effective January 1, 2009 and March 1, 2009, respectively.

The Company’s pension plans’ weighted-average asset allocations at December 31 by asset category are as follows:

	U.S. Plans		Canadian Plans
	Successor	Predecessor	Successor	Predecessor
	2010	2009	2010	2009
Cash equivalents	2%	4%	2%	1%
Debt securities	45%	42%	56%	49%
Equity securities	51%	52%	39%	46%
Real estate			3%	4%
Other	2%	2%

Total	100%	100%	100%	100%

The primary objective of the Company’s investment policy is to provide eligible employees with scheduled pension benefits. The pension investments are structured to earn the highest risk adjusted rate of return on assets consistent with prudent investor standards identified in the Employee Retirement Income Security Act of 1974 for the U.S. plans and the Quebec Supplemental Pension Plans Act and other applicable legislation in Canada for the Canadian plans while maintaining a sufficient level of liquidity. Additionally, in recognition of the liability characteristics and contribution requirements of the U.S. plans and the cash management goals of the Company, the Company has adopted a strategy to reduce investment risks, which intends to decrease the volatility of pension plan funded status over time. The program targets specific levels of interest rate sensitivity, credit spread exposure, and asset allocation at specified funded status levels. As the funded status of the plan improves, the portfolio will shift to include a higher allocation of long-duration debt securities to better match the plan’s changing liability characteristics. The Company anticipates this process will occur over several years and will be dependent upon market conditions and plan characteristics.

The fair value of plan assets is based on a hierarchy of inputs, both observable and unobservable, as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair values of the Company’s pension plan assets, by asset category, are as follows:

	Successor
	December 31, 2010
	Level 1	Level 2	Level 3		Total
Cash equivalents	$5	$49	$		$54
Debt securities — Government	144	476			620
Debt securities — Corporate (a)		685			685
Equity securities — U.S. (b)	566	154			720
Equity securities — International (c)	57	504			561
Private equity				31	31
Real estate				24	24
Other		35			35

	$772	$1,903		$55	$2,730

	Predecessor
	December 31, 2009
	Level 1	Level 2	Level 3		Total
Cash equivalents	$	$72	$		$72
Debt securities — Government	82	338			420
Debt securities — Corporate (a)		649			649
Equity securities — U.S. (b)	575	98			673
Equity securities — International (c)	157	373			530
Private equity				39	39
Real estate				27	27
Other		31			31

	$814	$1,561		$66	$2,441

(a)	Comprised primarily of investment grade U.S. and Canadian corporate debt issues.
(b)	Comprised primarily of diversified U.S. equity securities held in both separate accounts and common/collective trust funds.
(c)	Comprised primarily of diversified international equity securities held in both separate accounts and common/collective trust funds.

Cash equivalents and Corporate and Government debt securities

Certain investments in government fixed income securities are valued at the closing price reported on the major market on which the individual security is traded on and classified within Level 1 of the valuation hierarchy. The remaining investments in fixed income securities are valued by third-party pricing services using credit risk spreads determined from the new issue market and dealer quotes, which is then added to the U.S. treasury curve. Such investments are classified within Level 2 of the valuation hierarchy.

Equity Securities and Common/collective trusts

Common stocks are valued at the closing price reported on the major market on which the individual securities are traded. Such investments are classified within Level 1 of the valuation hierarchy. Common/collective trusts are valued using the net asset value (“NAV”) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active and classified within Level 2 of the valuation hierarchy.

Private Equity

Private equity is valued by deriving the Company pension plans’ proportionate share of equity investment from audited financial statements from the previous calendar year updated with changes in value, withdrawals and contributions for the current year. These investments primarily consist of private equity investments that require significant judgment on the part of the general partner due to the absence of quoted market prices, inherent lack of liquidity, and the long-term nature of such investments. Such investments are classified within Level 3 of the valuation hierarchy.

The following table presents the changes in Level 3 pension plan assets:

	Private Equity	Real Estate	Total
Balance at January 1, 2009 (Predecessor)	$36	$27	$63
Actual returns on plan assets:
Relating to assets still held at December 31, 2009	(2)		(2)
Purchases, sales, and settlements	5		5

Balance at December 31, 2009 (Predecessor)	39	27	66
Actual returns on plan assets:
Relating to assets still held at June 30, 2010	1	(1)
Purchases, sales, and settlements		(2)	(2)

Balance at June 30, 2010 (Successor)	40	24	64
Actual returns on plan assets:
Relating to assets still held at December 31, 2010		1	1
Purchases, sales, and settlements	(9)	(1)	(10)

Balance at December 31, 2010 (Successor)	$31	$24	$55

In identifying the target asset allocation that would best meet the Company’s investment policy, consideration is given to a number of factors including the various pension plans’ demographic characteristics, the long-term nature of the liabilities, the sensitivity of the liabilities to interest rates and inflation, the long-term return expectations and risks associated with key asset classes as well as their return correlation with each other, diversification among asset classes and other practical considerations for investing in certain asset classes. The target asset allocation for the pension plans as of December 31, 2010 is as follows:

	U.S. Plans	Canadian Plans
Equity securities	51%	37%
Debt securities	45%	59%
Alternative asset classes	4%	4%

Postretirement Health Care and Life Insurance Benefits

The Company provides certain health care and life insurance benefits for all retired salaried and certain retired hourly employees, and for salaried and certain hourly employees who reached the age of 60 with ten years of service as of January 1, 2007.

The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation (“APBO”) at December 31 are as follows:

	Successor	Predecessor
	2010	2009
U.S. Plans
Health care cost trend rate assumed for next year	9.75%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	4.50%
Year the rate reaches the ultimate trend rate	2030	2030

Canadian Plans
Health care cost trend rate assumed for next year	8.10%	7.80-9.40%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.70%	4.70-4.90%
Year the rate reaches the ultimate trend rate	2029	2029

The effect of a 1% change in the assumed health care cost trend rate would increase and decrease the APBO as of December 31, 2010 by $12 million and $11 million, respectively, and would increase and decrease the annual net periodic postretirement benefit cost for 2010 by an immaterial amount.

The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans:

Defined Benefit Pension Plans	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010	Year Ended December 31,
			2009
Change in benefit obligation:
Benefit obligation at beginning of period	$3,810	$3,570	$3,194
Service cost	20	15	26
Interest cost	100	106	205
Amendments	6	1	1
Settlements		(112)	(41)
Curtailments	(1)		(2)
Actuarial (gain) loss	(4)	358	280
Plan participants’ contributions	1	1	3
Benefits paid and expected expenses	(119)	(116)	(218)
Foreign currency rate changes	62	(13)	122

Benefit obligation at end of period	$3,875	$3,810	$3,570

Change in plan assets:
Fair value of plan assets at beginning of period	$2,342	$2,441	$2,188
Actual return on plan assets	273	14	371
Settlements		(112)	(41)
Employer contributions	185	122	37
Plan participants’ contributions	1	1	3
Benefits paid and expenses	(119)	(116)	(218)
Foreign currency rate changes	48	(8)	101

Fair value of plan assets at end of period	$2,730	$2,342	$2,441

Under-funded status:	$(1,145)	$(1,468)	$(1,129)

The under-funded status includes non-qualified pension liabilities of $13 million, $13 million and $109 million at December 31, 2010, June 30, 2010 and December 31, 2009, respectively.

Postretirement Plans	Successor		Predecessor
	Six Months Ended December 31, 2010		Six Months Ended June 30, 2010		Year Ended December 31, 2009

Change in benefit obligation:
Benefit obligation at beginning of period		$188		$176		$163
Service cost		1		1		2
Interest cost		5		5		10
Amendments		(10)
Curtailments						(1)
Actuarial (gain) loss		(2)		13		10
Plan participants’ contributions		4				8
Benefits paid and expected expenses		(10)		(6)		(22)
Foreign currency rate changes		3		(1)		6

Benefit obligation at end of period		$179		$188		$176

Change in plan assets:
Fair value of plan assets at beginning of period	$		$		$
Employer contributions		6		6		14
Plan participants’ contributions		4				8
Benefits paid and expenses		(10)		(6)		(22)

Fair value of plan assets at end of period	$		$		$

Under-funded status:		$(179)		$(188)		$(176)

	Defined Benefit Pension Plans		Postretirement Plans
	Successor	Predecessor	Successor	Predecessor
	2010	2009	2010	2009
Amounts recognized in the balance sheet:
Current liabilities	$(11)	$(1)	$(13)	$(14)
Non-current liabilities	(1,134)	(1,128)	(166)	(162)

Net liability recognized in balance sheet	$(1,145)	$(1,129)	$(179)	$(176)

Reconciliation of amounts recognized in accumulated OCI to net liability recognized in balance sheet:
Prior service credit (cost)	$(7)	$(9)	$9	$22
Net actuarial gain (loss)	187	(1,093)	2	13

Accumulated other comprehensive income (loss)	180	(1,102)	11	35
Prepaid (unfunded accrued) benefit cost	(1,325)	18	(190)	(212)
Foreign currency remeasurement		(45)		1

Net liability recognized in balance sheet	$(1,145)	$(1,129)	$(179)	$(176)

Defined Benefit Pension Plans	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010		Year Ended December 31, 2009

Change in accumulated OCI:
Accumulated other comprehensive income (loss) at beginning of period	$		$(1,102)	$(1,090)
Prior service cost arising during the period	(7)		(1)	(1)
Net gain (loss) arising during the period	187		(446)	(115)
Amortization of prior service cost			1	4
Amortization of net loss			48	100

Accumulated other comprehensive income (loss) at end of period	180		(1,500)	(1,102)
Fresh start accounting write-off of OCI losses			1,500

Accumulated other comprehensive income (loss)	$180	$		$(1,102)

Postretirement Plans	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010		Year Ended December 31, 2009
Change in accumulated OCI:
Accumulated other comprehensive income at beginning of period	$		$35	$53
Prior service credit arising during the period	10
Net (loss) gain arising during the period	2		(12)	(10)
Amortization of prior service credit	(1)		(2)	(4)
Amortization of net gain			(1)	(4)

Accumulated other comprehensive income (loss) at end of period	11		20	35
Fresh start accounting write-off of OCI gains			(20)

Accumulated other comprehensive income	$11	$		$35

	Defined Benefit Pension Plans		Postretirement Plans
	Successor	Predecessor	Successor	Predecessor
	2010	2009	2010	2009
Estimated amounts to be amortized from accumulated OCI over the next fiscal year:
Prior service credit (cost)	$(1)	$(2)	$1	$3
Net actuarial gain (loss)		(93)		2

Total	$(1)	$(95)	$1	$5

The accumulated benefit obligation for all defined benefit pension plans was $3,826 million and $3,522 million at December 31, 2010 and 2009, respectively.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $3,875 million, $3,824 million and $2,730 million, respectively, as of December 31, 2010 and $3,564 million, $3,516 million, and $2,434 million, respectively, as of December 31, 2009.

The projected benefit obligation and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $3,875 million and $2,730 million, respectively, as of December 31, 2010 and $3,564 million and $2,434 million, respectively, as of December 31, 2009.

The components of net pension expense for the defined benefit pension plans and the components of the postretirement benefit costs are as follows:

Defined Benefit Pension Plans

	Successor	Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2010	2010	2009	2008
Service cost	$20	$15	$26	$44
Interest cost	100	106	205	201
Expected return on plan assets	(92)	(105)	(201)	(245)
Amortization of prior service cost		1	2	3
Amortization of net loss		48	86	41
Curtailment (gain) loss	(1)		2	1
Settlement loss		1	11	2
Multi-employer plans	3	3	6	7
Multi-employer plan adjustment	4	3

Net periodic benefit cost	$34	$72	$137	$54

Postretirement Plans

	Successor	Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2010	2010	2009	2008
Service cost	$1	$1	$2	$3
Interest cost	5	5	10	10
Amortization of prior service benefit		(2)	(3)	(3)
Amortization of net gain		(1)	(4)	(3)
Curtailment gain	(1)		(1)	(1)

Net periodic benefit cost	$5	$3	$4	$6

The defined benefit pension plans’ curtailment gain in the six months ended December 31, 2010 is included as part of restructuring charges. The postretirement plans’ curtailment gain in the six months ended December 31, 2010 is related to the negotiated buyout of hourly plan benefits. The settlement losses and the 2008 and 2009 curtailment (gains) losses are related to closed facilities and are included as part of restructuring charges (See Note 3).

The multi-employer plan adjustment for the six months ended December 31, 2010, includes a $4 million charge related to the withdrawal from a multi-employer pension plan through a collective bargaining agreement. The multi-employer plan adjustment for the six months ended June 30, 2010, includes a $3 million charge related to settlements of various multi-employer pension plans in connection with the Company’s bankruptcy proceedings and is included in reorganization items in the consolidated statements of operations (See Note 1).

The weighted average assumptions used to determine the benefit obligations at December 31 are as follows:

	Defined Benefit Pension Plans		Postretirement Plans
	Successor	Predecessor	Successor	Predecessor
	2010	2009	2010	2009
U.S. Plans
Discount rate	5.30%	5.88%	5.13%	5.88%
Rate of compensation increase	3.03%	3.13%	N/A	N/A
Canadian Plans
Discount rate	5.21%	6.30%	5.22%	6.30%
Rate of compensation increase	3.20%	3.20%	N/A	N/A

The weighted average assumptions used to determine net periodic benefit cost are as follows:

Defined Benefit Pension Plans

	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010	Year Ended December 31, 2009
U.S. Plans
Discount rate	5.31%	5.88%	6.25%
Expected long-term return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	3.03%	3.13%	3.17%
Canadian Plans
Discount rate	5.23%	6.30%	7.45%
Expected long-term return on plan assets	6.30%	6.30%	7.50%
Rate of compensation increase	3.20%	3.20%	3.20%

Postretirement Plans

	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010	Year Ended December 31, 2009
U.S. Plans
Discount rate	5.18%	5.88%	6.25%
Expected long-term return on plan assets	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A
Canadian Plans
Discount rate	5.23%	6.30%	7.45%
Expected long-term return on plan assets	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A

The fundamental assumptions behind the expected rate of return are the cumulative effect of several estimates, including the anticipated yield on high quality debt securities, the equity risk premium earned by investing in equity securities over a long-term time horizon and active investment management. Effective January 1, 2011, based on adjustments to the future target asset allocation, the expected long-term rates of return for the U.S. plans were changed to 7.75%.

The Company expects to contribute approximately $109 million to its qualified defined benefit pension plans and $12 million to its postretirement plans in 2011. Projected pension contributions reflect that the Company has elected funding relief under the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010, and also reflect the Company’s election of Canada’s funding relief measures made in 2009 and 2010. The actual required amounts and timing of such future cash contributions will be highly sensitive to changes in the applicable discount rates and returns on plan assets.

Expected Future Benefit Plan Payments

Expected future benefit plan payments to participants, which reflect expected future service, are as follows:

	Defined Benefit Pension Plans	Postretirement Plans
2011	$247	$12
2012	240	12
2013	244	13
2014	254	13
2015	253	13
2016-2020	1,323	70

Savings Plans

The Company sponsors savings plans covering substantially all salaried and certain hourly employees. The Company match is invested according to the employees’ selected investment allocation. Effective January 1, 2009 for the salaried plan, the Company contributes an additional amount equal to 1% of each eligible employee’s salary. In addition, the matching formula for the salaried plan was changed from 70% of the first 6% of an employee’s deferral to 100% of the first 6% of an employee’s deferral. The Company’s expense for the savings plans totaled $10 million, $13 million, $25 million and $17 million for the six months ended December 31, 2010 and June 30, 2010, and years ended December 31, 2009 and 2008, respectively.

Patient Protection and Affordable Care Act

In March 2010, the Patient Protection and Affordable Care Act (“PPACA”) was enacted, potentially impacting the Company’s cost to provide healthcare benefits to its eligible active and retired employees. The PPACA has both short-term and long-term implications on benefit plan standards. Implementation of this legislation is planned to occur in phases, beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018.

The Company has analyzed this legislation to determine the impact of the required plan standard changes on its employee healthcare plans and the resulting costs. The Company does not expect this legislation to have a material impact on the Company’s consolidated financial statements through 2013.

16. Preferred Stock

Successor Company

Under the Plan of Reorganization, Reorganized Smurfit-Stone was authorized to issue 10,000,000 shares of Preferred Stock, par value $.001 per share. The Board of Directors is authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, to fix for each class or series such voting powers, and other distinctive designations, and limitations, including, but not limited to, redemption, dividend, and convertibility features. None of the Preferred Stock was issued or outstanding as of December 31, 2010.

Predecessor Company

At December 31, 2009, the Company had approximately 4.6 million shares of preferred stock issued and outstanding. Under the Plan of Reorganization, holders of the Company’s preferred stock received a pro-rata distribution of 2,172,166 shares of Successor common stock. All shares of the preferred stock of the Predecessor Company were cancelled on the Effective Date.

The holders of the Predecessor Company’s preferred stock were entitled to cumulative dividends of $0.4375 per quarter, payable in cash except in certain circumstances. No preferred stock dividends were declared or paid during the six months ended June 30, 2010 or during 2009 as the Company was prohibited from paying future dividends under the DIP Credit Agreement. Preferred stock dividends in arrears were $13 million at the Effective Date and $9 million at December 31, 2009. Under the Plan of Reorganization, dividends on preferred stock were not an allowed claim.

Preferred stock dividends of $8 million were paid during 2008. Preferred stock accretion of $3 million in 2009 and $4 million in 2008, respectively, was charged to stockholders’ equity. The Preferred Stock dividends in arrears since the Petition Date are presented in the Predecessor consolidated statements of operations only to reflect preferred stockholders’ rights to dividends over common stockholders and are not reflected in the Preferred Stock value in the December 31, 2009 consolidated balance sheet.

17. Stock — Based Compensation

Successor Plan

As of the Effective Date, Reorganized Smurfit-Stone adopted the Equity Incentive Plan, pursuant to which, among other things, it reserved for issuance 8,695,652 shares of common stock representing eight percent of the fully diluted Successor common stock. In accordance with the terms of the Equity Incentive Plan, 2,895,909 non-qualified stock options and 914,498 RSUs were granted to executive officers and other key employees of Reorganized Smurfit-Stone on the Effective Date. The stock options are exercisable at a price equal to the average of the closing transaction prices of a share of Successor common stock as reported on the New York Stock Exchange for the 30-day period commencing July 1, 2010 through July 30, 2010. The vesting schedule and other terms and conditions of options granted under the plan are established separately for each grant. The options expire no later than seven years from the date of grant.

Generally options vest over three years in equal amounts on the anniversary of the grant date. The grants allow for immediate vesting and exercisability in the event of retirement. The 2010 grants under the Equity Incentive Plan contain change in control provisions which provide for immediate vesting and exercisability in the event that specific ownership conditions are met within six months of termination date.

The Company elected to use the Black-Scholes valuation method for stock option grants issued in 2010 under the Equity Incentive Plan, as it provided a better estimate of fair value because historical patterns for the Successor Company’s common stock have not yet been established, as required for the assumptions used by the lattice model. The assumptions used in determining the fair value of the stock-based awards using the Black-Scholes pricing model during the six months ended December 31, 2010 are as follows:

Weighted-average volatility	53.32%
Weighted-average risk-free interest rate	1.51%
Weighted-average dividend yield	0.00%
Weighted-average expected life in years	4.5

Expected volatility was based on the average volatility of a group of peer companies using daily closing prices for the historical period commensurate with the expected stock option term. The risk-free interest rate was based on U.S. Treasury zero-coupon issues at the time of grant. The dividend yield on the Company’s common stock is assumed to be zero since the Company has no current plans to pay dividends. The expected life is based on the average of the vesting period and the full contractual term.

Predecessor Plans

Upon emergence, all common stock and outstanding common stock equivalents, including stock options and RSUs of the Predecessor Company were cancelled in accordance with the Plan of Reorganization.

The Predecessor Company had stock options and RSUs outstanding under several long-term incentive plans. The 1998 Long-Term Incentive Plan (the “1998 Plan”) and the 2004 Long-Term Incentive Plan (the “2004 Plan”) had reserved 16.5 million and 12.5 million shares, respectively, of Predecessor Company common stock for non-qualified stock options, RSUs and performance-based stock options to officers, key employees and non-employee directors of the Predecessor Company. The stock options were exercisable at a price equal to the fair market value of the Predecessor’s Company’s stock on the date of grant. The vesting schedule and other terms and conditions of options granted under each plan were established separately for each grant. The options expired no later than seven to ten years from the date of grant.

Certain grants under the 1998 Plan and the 2004 Plan contained change in control provisions which provided for immediate vesting and exercisability in the event that specific ownership conditions were met. Grants issued before December 31, 2005 allowed for immediate vesting and exercisability in the event of retirement. For grants issued after December 31, 2005, unvested awards did not vest upon retirement. Vested options remained exercisable until the earlier of five years from retirement or ten years from the initial grant date.

The Predecessor Company used a lattice option pricing model to estimate the fair value of stock options as it more fully reflected the substantive characteristics of the Predecessor Company’s stock-based compensation. The lattice option pricing model considers a range of assumptions related to volatility, risk-free interest rate and historical employee behavior. Expected volatility was based on historical volatility on the Company’s common stock and current implied volatilities from traded options on the Company’s common stock. The risk-free interest rate was based on U.S. Treasury security yields at the time of grant. The dividend yield on the Company’s common stock was assumed to be zero since the Company has not paid dividends and had no current plans to do so in the future. The expected life was determined from the lattice option pricing model. The lattice option pricing model incorporated exercise and post-vesting forfeiture assumptions based on analysis of historical data.

The following table provides the assumptions used in determining the fair value of the stock-based awards using a lattice option pricing model for the year ended December 31, 2008. There were no stock-based awards granted during the six months ended June 30, 2010 or the year ended December 31, 2009.

Weighted-average volatility	36.84%
Weighted-average risk-free interest rate	3.36%
Weighted-average dividend yield	0.00%
Weighted-average expected life in years	6

Stock-Based Compensation Costs

Total pretax stock-based compensation costs recognized in selling and administrative expenses in the consolidated statements of operations for the six months ended December 31, 2010 and June 30 2010, and the years ended December 31, 2009 and 2008 were $10 million, $2 million, $9 million and $3 million, respectively. The related tax benefit for the six months ended December 31, 2010 and June 30 2010, and the years ended December 31, 2009 and 2008 was $4 million, zero, $3 million and $1 million, respectively.

During the six months ended December 31, 2010, the Company recognized $4 million of stock compensation charges in restructuring expense due to the acceleration of awards related to the reductions in workforce (See Note 3).

During 2008, the Company reversed stock compensation expense of $13 million related to performance-based stock options granted in 2006 and 2007 as the vesting requirements were no longer attainable.

At December 31, 2010, the compensation cost related to Successor Company non-vested awards not yet recognized was approximately $24 million. This amount will be recognized through June 30, 2013, with a weighted-average expense period of approximately two years.

Stock Options

Additional information relating to stock options is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Predecessor
Outstanding at January 1, 2008	17,061,125	$14.00
Granted	2,406,500	6.36
Exercised
Cancelled	(4,086,431)	13.03

Outstanding at December 31, 2008	15,381,194	13.06
Granted
Exercised
Cancelled	(4,862,038)	13.21

Outstanding at December 31, 2009	10,519,156	12.99
Granted
Exercised
Cancelled	(10,519,156)	12.99

Outstanding at June 30, 2010	—
Successor
Granted	2,895,909	20.74
Exercised
Cancelled	(8,968)	20.74

Outstanding at December 31, 2010	2,886,941	20.74	6.5
Exercisable at December 31, 2010	413,051	$20.74	6.5

The weighted-average grant date fair value of stock options granted during the six months ended December 31, 2010 was $9.40. The weighted-average grant date fair value of stock options granted during 2008 was $2.24.

The total intrinsic value of stock options exercised was zero for the six months ended December 31, 2010 and June 30, 2010, and the years ended December 31, 2009 and 2008.

The aggregate intrinsic value of stock options exercisable at December 31, 2010 was $2 million. The aggregate intrinsic value represents the total pretax intrinsic value based on options with an exercise price less than the Company’s closing stock price as of December 31, 2010, which would have been received by the option holders had those option holders exercised their options as of that date.

RSUs

Successor

The Company issues non-vested RSUs under the Equity Incentive Plan to certain employees. Non-employee directors are awarded non-vested RSUs on a quarterly basis as part of their director compensation, which vest over one year. Employee non-vested RSUs vest at the earlier of a change in control, death, disability, retirement or one-third annually on the anniversary of the award date. The RSUs are non-transferable, do not have voting rights and entitle holders to receive nonforfeitable dividends during the vesting term.

Predecessor

Through December 31, 2008, the Company issued RSUs to pay a portion of employee bonuses under its annual management incentive plan. These RSUs vested immediately, but were not distributed to active employees until the third anniversary of the award date. Through December 31, 2008, the Company paid a premium on the employee bonuses in the form of RSUs (“Premium RSUs”) to certain employees. The Company also issued non-vested RSUs under the 2004 Plan to certain employees. Non-employee directors were also annually awarded non-vested RSUs as part of their director compensation. These non-vested RSUs and Premium RSUs vested at the earlier of a change in control, death, disability or three years after the award date. The RSUs were non-transferable and did not have voting rights.

Additional information relating to RSUs is as follows:

Vested RSUs	RSUs	Weighted Average Grant Date Fair Value
Predecessor
Outstanding vested RSUs at January 1, 2008	716,625	$12.84

Granted	426,777	7.92
Converted	(680,906)	13.34
Transfer from non-vested	452,780	13.10

Outstanding vested RSUs at December 31, 2008	915,276	10.31

Granted
Converted	(580,808)	11.51
Cancelled	(99,716)	13.05
Transfer from non-vested	492,103	11.76

Outstanding vested RSUs at December 31, 2009	726,855	9.95

Granted
Converted	(539,788)	11.75
Cancelled	(511,987)	9.61
Transfer from non-vested	324,920	12.38

Outstanding vested RSUs at June 30, 2010	—

Successor

Granted	43,982	23.52
Converted	(1,038)	23.52
Cancelled
Transfer from non-vested	121,302	23.52

Outstanding vested RSUs at December 31, 2010	164,246	$23.52

Non-Vested RSUs	RSUs	Weighted Average Grant Date Fair Value
Predecessor
Outstanding non-vested RSUs at January 1, 2008	1,898,222	$12.55

Granted	581,826	7.98
Forfeited	(116,974)	11.48
Transfer to vested	(452,780)	13.10

Outstanding non-vested RSUs at December 31, 2008	1,910,294	11.10

Granted
Forfeited	(245,333)	12.30
Transfer to vested	(492,103)	11.76

Outstanding non-vested RSUs at December 31, 2009	1,172,858	10.57

Granted
Forfeited	(847,938)	9.87
Transfer to vested	(324,920)	12.38

Outstanding non-vested RSUs at June 30, 2010	—

Successor

Granted	960,043	23.30
Forfeited	(2,832)	23.52
Transfer to vested	(121,302)	23.52

Outstanding non-vested RSUs at December 31, 2010	835,909	23.19

Total outstanding RSUs at December 31, 2010	1,000,155	$23.26

18. Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of tax is as follows:

	Foreign Currency Translation Adjustments		Employee Benefit Plans Liability Adjustments		Deferred Hedge Adjustments		Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2008 (Predecessor)	$			$(250)		$(3)	$(253)
Net changes in fair value of hedging transactions						(42)	(42)
Net loss reclassified into earnings						8	8
Current period change		(6)		(426)			(432)
Net deferred employee benefit plan expense reclassified into earnings				25			25

Balance at December 31, 2008 (Predecessor)		(6)		(651)		(37)	(694)
Net changes in fair value of hedging transactions						(1)	(1)
Net loss reclassified into earnings						37	37
Current period change		3		(85)			(82)
Net deferred employee benefit plan expense reclassified into earnings				61			61

Balance at December 31, 2009 (Predecessor)		(3)		(675)		(1)	(679)
Net loss reclassified into earnings						1	1
Net deferred employee benefit plan expense reclassified into earnings				46			46
Fresh start accounting adjustment		3		629			632

Balance at June 30, 2010 (Successor)		—		—		—	—
Current period change		8		123			131

Balance at December 31, 2010 (Successor)		$8	$ $	123	$		$131

19. Earnings Per Share

As discussed in Note 1, “Bankruptcy Proceedings”, Predecessor Company preferred and common stock were cancelled as a result of the Company’s emergence from Chapter 11 and CCAA bankruptcy proceedings on the Effective Date. The Successor Company common stock was issued on June 30, 2010. As such, the earnings per share information for the Predecessor Company is not meaningful to stockholders of the Successor Company’s common shares, or to potential investors in such common shares.

The following table sets forth the computation of basic and diluted earnings per share:

	Successor	Predecessor
	Six Months Ended December 31, 2010	Six Months Ended June 30, 2010	Year Ended December 31,
			2009	2008
Numerator:
Income (loss) from continuing operations	$114	$1,324	$8	$(2,818)
Preferred stock dividends and accretion		(4)	(11)	(12)

Net income (loss) from continuing operations attributable to common stockholders before allocation of earnings to participating securities	114	1,320	(3)	(2,830)
Earnings allocated to participating securities	(1)

Income (loss) from continuing operations attributable to common stockholders	113	1,320	(3)	(2,830)
Effect of dilutive securities: Preferred stock dividends		4

Net income (loss) from continuing operations attributable to common stockholders and assumed conversion	$113	$1,324	$(3)	$(2,830)
Denominator:
Denominator for basic earnings per share — weighted average shares	100	258	257	257
Effect of dilutive securities: Preferred stock		3

Denominator for diluted earnings per share — adjusted weighted average shares and assumed conversion	100	261	257	257

Basic earnings per share from continuing operations	$1.13	$5.12	$(.01)	$(11.01)

Diluted earnings per share from continuing operations	$1.13	$5.07	$(.01)	$(11.01)

Total weighted average shares of 100 million for the Successor Company include reserved, but unissued shares of approximately 8 million. These reserved shares will be distributed as claims are liquidated or resolved in accordance with the Plan of Reorganization and Confirmation Order.

Successor Company employee stock options and non-vested RSUs were included in the diluted earnings per share for the six months ended December 31, 2010, however the dilutive impact was immaterial.

Convertible preferred stock to acquire three million shares of common stock with an effect of $11 million and $12 million on net income (loss) from continuing operations attributable to common stockholders for 2009 and 2008, respectively, is excluded from the Predecessor Company diluted earnings per share computation because they were antidilutive. Predecessor Company employee stock options and non-vested RSUs were excluded from the diluted earnings per share for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008 because they were antidilutive.

20. Goodwill and Other Intangible Assets

Successor Company

Goodwill

As a result of adopting fresh start accounting upon emergence, the Company recorded goodwill of $93 million which represents the excess of reorganization value over amounts assigned to the other assets. Goodwill allocated to the Company’s Canadian operations is adjusted quarterly to record the effect of currency translation adjustments (See Note 1). As of December 31, 2010, the carrying amount of goodwill is $100 million, including $7 million of currency translation adjustments.

Other Intangible Assets

Additionally, in connection with adopting fresh start accounting, the Company identified the following intangible assets to be valued based upon a third party valuation: (i) trade name, (ii) proprietary technology and (iii) non-compete agreements (See Note 1). The Company’s trade name was valued at $56 million and assigned an indefinite life. The Company’s proprietary technology and non-compete agreements were valued at $16 million and $5 million, respectively, with definite lives of 8 years and 2 years, respectively.

The following table provides a reconciliation of other intangible assets:

	Definite Life	Indefinite Life	Total
Balance at June 30, 2010	$21	$56	$77
Amortization	(2)		(2)

Balance at December 31, 2010	$19	$56	$75

The weighted-average amortization period of the definite life intangible assets is 6 years.

The estimated amortization expense for the definite life assets is as follows:

2011	$5
2012	3
2013	2
2014	2
2015	2
Thereafter	5

Total	$19

The Company has completed the required annual impairment tests of goodwill and other intangible assets for 2010 and determined there to be no impairment.

Predecessor Company

In the fourth quarter of 2008, as the result of the significant decline in value of the Company’s equity securities and debt instruments and the downward pressure placed on earnings by the weakening U.S. economy, the Company determined that goodwill and other intangible assets were potentially impaired.

The Company engaged a third-party to assist with its impairment review. As outlined in ASC 350, the amount of the goodwill impairment, if any, is measured by comparing the implied fair value of goodwill to its book value, or carrying amount. The third-party valuation report as of December 31, 2008, indicated that the carrying amount of goodwill was fully impaired based on declines in current and projected operating results and cash flows due the current economic conditions. At December 31, 2008, the Company recognized an impairment charge of $2,723 million, net of an income tax benefit of $4 million, which eliminated all goodwill. The goodwill consisted primarily of amounts recorded in connection with the Company’s merger with Stone Container Corporation in November 1998.

In addition, the Company also determined that the carrying values of its other intangible assets were fully impaired. The other intangible assets at December 31, 2008 consisted of definite life customer relationships of $22 million and $12 million of an indefinite life trade name, which were primarily recorded in connection with the Company’s acquisition of the remaining 50% ownership in Smurfit-MBI in 2003. As a result, the Company recognized a pretax impairment charge on other intangible assets of $34 million in the fourth quarter of 2008.

There were no goodwill and other intangible assets acquired during 2009. As a result, the goodwill and intangible asset balances were zero at December 31, 2009.

21. Related Party Transactions

Transactions with Non-consolidated Affiliates

The Company sold paperboard, market pulp and fiber to and purchased containerboard and kraft paper from various non-consolidated affiliates on terms generally similar to those prevailing with unrelated parties. The following table summarizes the Company’s related party transactions with its non-consolidated affiliates for each period presented:

	Successor		Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2010	2010	2009	2008
Product sales	$52	$43	$65	$85
Product and raw material purchases	22	25	40	57
Trade receivables at December 31	10		6	7
Notes receivable at December 31	1		1
Trade payables at December 31	2		6	7

Other Transactions

Successor

James J. O’Connor, a member of the Company’s Board of Directors, is a member of the Board of Directors of Armstrong World Industries, Inc. (“Armstrong”). The Company sold products to Armstrong for $1 million during the six months ended December 31, 2010. All such sales were made on an arm’s-length basis.

Patrick J. Moore, Chief Executive Officer and a member of the Company’s Board of Directors, is a member of the Board of Directors of Archer Daniels Midland Company (“ADM”). ADM sold the Company $5 million of supplies used in mill operations during the six months ended December 31, 2010. The

Company sold products to ADM of $2 million during the six months ended December 31, 2010. All such sales were made on an arm’s-length basis.

Eugene I. Davis, a member of the Company’s Board of Directors, is a member of the Board of Directors of Spectrum Brands Inc. (“Spectrum”). The Company sold products to Spectrum for $4 million during the six months ended December 31, 2010. All such sales were made on an arm’s-length basis.

Terrell K. Crews, a member of the Company’s Board of Directors, is a member of the Board of Directors of Hormel Foods Corporation (“Hormel”). The Company sold products to Hormel for $7 million during the six months ended December 31, 2010. All such sales were made on an arm’s-length basis.

Predecessor

William D. Smithburg, a former member of the Predecessor Company’s Board of Directors, is a member of the Board of Directors of Barry-Wehmiller Companies, Inc. (“Barry-Wehmiller”) and the Board of Directors of Abbott Laboratories, (“Abbott”). Barry-Wehmiller sold the Predecessor Company equipment for $6 million, $15 million and $28 million during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. The Predecessor Company sold products to Abbott for $1 million, $4 million and $5 million during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. All such sales were made on an arm’s-length basis.

James J. O’Connor was also a member of the Predecessor Company’s Board of Directors.

The Predecessor Company sold products to Armstrong for $1 million, $3 million and $4 million during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. All such sales were made on an arm’s-length basis.

Patrick J. Moore, Chief Executive Officer and a former Chairman of the Predecessor Company’s Board of Directors. ADM sold the Predecessor Company $7 million, $12 million and $16 million of supplies used in mill operations during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. The Predecessor Company sold products to ADM of $1 million, $3 million and $5 million during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. All such sales were made on an arm’s-length basis.

22. Fair Value Measurements

Certain financial assets and liabilities are recorded at fair value on a recurring basis, including derivative instruments prior to termination (See Note 10) and the Company’s residual interest in TNH (See Note 8).

As discussed in Note 1, “Bankruptcy Proceedings — Fresh Start Accounting”, all of the Company’s assets and liabilities were fair valued as of June 30, 2010 in connection with the Company’s adoption of fresh start accounting. The gains and losses related to these fair value adjustments were recorded in the statements of operations of the Predecessor Company.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including market, income and/or cost approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy for inputs is broken down into three levels based on their reliability as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The Company has no assets or liabilities measured at fair value on a recurring basis utilizing Level 1 inputs.

Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. The Company has no material assets or liabilities measured at fair value on a recurring basis utilizing Level 2 inputs.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The Company’s assets and liabilities utilizing Level 3 inputs include the residual interest in the TNH investment. The fair value of the residual interest in the TNH investment is estimated using discounted residual cash flows.

Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are categorized in the table below based upon the level of input to the valuations.

	Successor
	December 31, 2010
	Level 1	Level 2	Level 3	Total
Residual interest in TNH investment	$	$	$21	$21

The following table presents the changes in Level 3 assets (liabilities) measured at fair value on a recurring basis for the six months ended December 31, 2010 and June 30, 2010:

Residual Interest in TNH Investment
Balance at January 1, 2010 (Predecessor)	$36
Dividend received	(15)

Balance at June 30, 2010 (Successor)	21
Dividend received	(1)
Realized gains	1

Balance at December 31, 2010 (Successor)	$21

Financial Instruments Not Measured At Fair Value

Some of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate fair value due to their liquid or short-term nature. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments. The carrying amount of cost method investments of $12 million, included in other assets in the consolidated balance sheet at December 31, 2010, approximates fair value.

Prior to emergence, the Predecessor Company’s borrowings were recorded at historical amounts. On the Effective Date, the Successor Company’s debt was adjusted to fair value of $1,194 million, net of original issue discount of $12 million, using quoted market prices which is consistent with par value (Level 1) (See Note 1, “Bankruptcy Proceedings — Fresh Start Accounting”). The fair value of the Company’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 2010, the carrying value and fair value of the Successor Company’s borrowings were $1,194 million and $1,212 million, respectively. At December 31, 2009, the carrying value and fair value of the Predecessor Company’s secured borrowings were $1,354 million and $1,347 million, respectively. At December 31, 2009, the carrying value and the fair value of the Predecessor Company’s unsecured borrowings, included in liabilities subject to compromise, were $2,439 and $2,172, respectively.

23. Contingencies

The Company’s past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of these environmental requirements, environmental permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for remediation at certain owned and formerly owned facilities, as well as response costs at various sites for which it has received notice as being a potentially responsible party (“PRP”) concerning hazardous substance contamination. The Company matters relating to the third party PRP sites and certain formerly owned facilities have been or will be satisfied claims in the Company’s bankruptcy proceedings. As of December 31, 2010, the Company had approximately $8 million reserved for environmental liabilities, of which $4 million is included in other long-term liabilities and $4 million in other current liabilities in the consolidated balance sheets. The Company believes the liability for these matters was adequately reserved at December 31, 2010.

In May 2009, a lawsuit was filed in the United States District Court for the Northern District of Illinois against the four individual committee members of the Administrative Committee (“Administrative Committee”) of the Company’s savings plans (the “Savings Plans”) and Patrick Moore, the Company’s Chief Executive Officer (together, the “Defendants”). During the first quarter of 2010, two additional Employee Retirement Income Security Act (“ERISA”) class action lawsuits were filed in the United States District Court for the Western District of Missouri and one in the United States District Court for the District of Delaware. The defendants in these cases are the individual committee members of the Administrative Committee, several other of the Company’s current and former executives and the individual members of the Predecessor Company’s Board of Directors. The suits were consolidated into one matter in January 2011 in the Northern District of Illinois. The consolidated complaint alleges certain ERISA violations between January 1, 2008 and January 26, 2009. The plaintiffs brought the complaint on behalf of themselves and a class of similarly situated participants and beneficiaries of four of the Company’s Savings Plans. The plaintiffs assert that the Defendants breached their fiduciary duties to the Savings Plans’ participants and beneficiaries by allegedly making imprudent investments with the Savings Plans’ assets, making misrepresentations and failing to disclose material adverse facts concerning the Company’s business conditions, debt management and viability, and not taking appropriate action to protect the Savings Plans’ assets. Even though the Company is not a named defendant in the case, management believes that any indemnification obligations to the Defendants would be covered by applicable insurance.

In September 2010, four putative class action complaints (the “Complaints”) were filed in the United States District Court for the Northern District of Illinois against the Company and several other paper and packaging companies (collectively referred to as the “Class Action Defendants”). The Complaints allege that the Company and the Class Action Defendants engaged in anti-competitive activities and violation of antitrust laws by reaching agreements in restraint of trade that affected the manufacture, sale and pricing of corrugated products. The Complaints seek an unspecified amount of damages arising from the sale of corrugated products from 2005 to the date the lawsuit was filed. A consolidated complaint was filed on November 8, 2010 by the Complainants which contains allegations that limit Smurfit-Stone’s liability to conduct that arose subsequent to the bankruptcy Effective Date. Given the limited time period for potential liability, the Company believes the resolution of these matters will not have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

Four complaints on behalf of the same putative class of the Company’s stockholders have been filed in the Circuit Court for Cook County, Illinois challenging the Merger Agreement (“Merger Agreement”): (i) Gold v. Smurfit-Stone Container Corp.; (ii) Roseman v. Smurfit-Stone Container Corp.; (iii) Findley v. Smurfit-Stone Container Corp.; and (iv) Czech v. Smurfit-Stone Container Corp. (collectively, the “Illinois Complaints”). The Illinois Complaints were filed against the Company, Rock-Tenn and its merger subsidiary, and the individual members of the Company’s Board of Directors (the “Merger Defendants”).

The Illinois Complaints allege that the Company’s directors breached fiduciary duties in considering and entering into the Merger Agreement, and that the Company, Rock-Tenn Company (“Rock-Tenn”) and its merger subsidiary aided and abetted such breaches. The Illinois Complaints seek equitable relief, including an injunction prohibiting consummation of the Merger Agreement and imposition of a constructive trust. On February 4, 2011, plaintiffs moved for consolidation of the Illinois Complaints, and on February 10, 2011, all four complaints were consolidated under Gold v. Smurfit-Stone Container Corp., et al.

On February 2, 2011, a putative class action complaint asserting substantially similar claims was filed against the same Merger Defendants in the Delaware Court of Chancery under the caption of Marks v. Smurfit-Stone Container Corp. (the “Delaware Complaint”). The Delaware Complaint also seeks equitable relief, including an injunction prohibiting consummation of the Merger Agreement and an accounting for alleged damages. On February 7, 2011, the plaintiff served a request for production of documents directed to all Merger Defendants. On February 8, 2011, the plaintiff moved for expedited proceedings and a preliminary injunction prohibiting consummation of the Merger Agreement.

The Company believes the Illinois Complaints and Delaware Complaint are without merit and will vigorously defend against the allegations.

All litigation that arose or may arise out of pre-petition or pre-discharge conduct or acts is subject to the Bankruptcy Discharge Order and is either resolved consistent with all other general unsecured claims in the bankruptcy or subject to dismissal based on failure to properly file a claim. As a result, the Company believes that these matters will not have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

24. Business Segment Information

The following table presents net sales to external customers by country of origin:

	Successor		Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2010	2010	2009	2008
United States	$2,859	$2,633	$4,823	$6,170
Canada	287	279	562	664
Other	116	112	189	208

Total net sales	$3,262	$3,024	$5,574	$7,042

The following table presents long-lived assets by country:

	Successor	Predecessor
	Six Months Ended December 31,	Year Ended December 31,
	2010	2009	2008
United States	$3,897	$2,608	$3,012
Canada	440	437	513
Other	37	36	16

	4,374	3,081	3,541
Goodwill	100
Intangibles	75

Total long-lived assets	$4,549	$3,081	$3,541

The Company’s export sales from the United States were approximately $424 million, $321 million, $549 million and $768 million for the six months ended December 31, 2010 and June 30, 2010, and the years ended December 31, 2009 and 2008, respectively.

25. Quarterly Results (Unaudited)

The following table is a summary of the unaudited quarterly results of operations:

	Predecessor		Successor
2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$1,461	$1,563	$1,634	$1,628
Gross profit	105	156	290	249
Net income (loss) (a)	(89)	1,413	65	49
Preferred stock dividends and accretion	(2)	(2)
Net income (loss) attributable to common stockholders	(91)	1,411	65	49

Basic earnings per share:
Net income (loss)	$(.35)	$5.47	$.65	$.49

Net income (loss) attributable to common stockholders	$(.35)	$5.47	$.65	$.49

Diluted earnings per share:
Net income (loss)	$(.35)	$5.41	$.65	$.49

Net income (loss) attributable to common stockholders	$(.35)	$5.41	$.65	$.49

	Predecessor
2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$1,371	$1,407	$1,417	$1,379
Gross profit	154	151	133	113
Net income (loss) (b)	(214)	158	68	(4)
Preferred stock dividends and accretion	(3)	(3)	(3)	(2)
Net income (loss) attributable to common stockholders	(217)	155	65	(6)

Basic and diluted earnings per share:
Net income (loss)	$(.84)	$.60	$.25	$(.02)

Net income (loss) attributable to common stockholders	$(.84)	$.60	$.25	$(.02)

(a)	In the fourth quarter of 2010, net income (loss) includes restructuring expense of $18 million and expense for reorganization items of $5 million.

(b)	In the fourth quarter of 2009, net income (loss) includes restructuring expense of $281 million, income from alternative fuel tax credits of $178 million, income for reorganization items of $149 million, which includes the reversal of post-bankruptcy filing unsecured interest expense of $163 million, and a tax benefit of $28 million related to recognition of refunds of AMT credits.

26. Subsequent Events

On January 23, 2011, the Company and Rock-Tenn entered into the Merger Agreement pursuant to which the Company will merge with and into a subsidiary of Rock-Tenn (the “Merger”). This Merger, unanimously approved by the Boards of Directors of both companies, will create a leader in the North American paperboard packaging market with combined revenues of approximately $9 billion.

For each share of the Company’s common stock, the Company’s stockholders will be entitled to receive 0.30605 shares of Rock-Tenn common stock and $17.50 in cash, representing 50% cash and 50% stock on the date of the signing of the Merger Agreement. On January 23, 2011, the equity consideration was $35 per the Company’s common share or approximately $3.5 billion, consisting of approximately $1.8 billion of cash and the issuance of approximately 30.9 million shares of Rock-Tenn common stock. In addition, Rock-Tenn will assume the Company’s liabilities, including debt and underfunded pension liabilities, which were $1,194 million and $1,145 million, respectively, at December 31, 2010. Following the acquisition, Rock-Tenn stockholders will own approximately 56% and the Company’s stockholders will own 44% of the combined company.

The transaction is expected to close in the second quarter of 2011 and is subject to customary closing conditions, regulatory approvals, as well as approval by both Rock-Tenn and the Company’s stockholders.

SMURFIT-STONE CONTAINER CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

(In millions)

Column A	Column B	Column C		Column D			Column E		Column F
Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses		Other Describe			Deductions Describe		Balance at End of Period
Allowance for doubtful accounts and sales returns and allowances:
Six months ended December 31, 2010 (Successor)	$	$19		$			$3	(a)	$16

Six months ended June 30, 2010 (Predecessor)	$24	$			$(23	)(b)	$1	(a)	$

Year ended December 31, 2009 (Predecessor)	$7	$8			$17	(c)	$8	(a)	$24

Year ended December 31, 2008 (Predecessor)	$7	$5		$			$5	(a)	$7

Restructuring:
Six months ended December 31, 2010 (Successor)	$25	$25		$			$23	(d)	$27

Six months ended June 30, 2010 (Predecessor)	$54	$15	(e)		$12	(e)	$56	(d)	$25

Year ended December 31, 2009 (Predecessor)	$33	$319	(e)		$4	(e)	$302	(d)	$54

Year ended December 31, 2008 (Predecessor)	$28	$67	(e)		$2	(e)	$64	(d)	$33

(a)	Uncollectible amounts written off, net of recoveries
(b)	Represents the elimination of accounts receivable allowance through fresh start accounting as a result of the Company’s emergence from its Chapter 11 and CCAA bankruptcy proceedings.
(c)	Includes the establishment of reserves related to the repurchase of all outstanding receivables upon termination of the accounts receivable securitization programs (See Note 8).
(d)	Charges against the reserves.
(e)	Gain on sale of closed properties reduces the charge by $12 million, $4 million, and $2 million for the six months ended June 30, 2010, and the years ended December 31, 2009 and 2008, respectively, and is added back to other, since there is no impact on exit liabilities.